================================================================================

                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        WASHINGTON NATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, par value $5.00 per share, of Washington National Corporation ("Washington National Shares") to be acquired by Conseco, Inc.

     (2) Aggregate number of securities to which transaction applies:
12,077,122, being the maximum number of Washington National Shares to be acquired by Conseco, Inc. in the transaction.

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $33.25 (set forth the amount on which the filing fee is calculated and state how is was determined)

     (4) Proposed maximum aggregate value of transaction: $401,564,306.50.

     (5) Total fee paid: $80,312.86.

     [X] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
================================================================================

                        WASHINGTON NATIONAL CORPORATION
                               300 TOWER PARKWAY
                          LINCOLNSHIRE, ILLINOIS 60069
                                 (847) 793-3000

Dear Fellow Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Washington National Corporation, a Delaware corporation ("Washington National"), to be held on November 17, 1997 at 10:30 a.m., local time, in the Chaparral Ballroom at Marriott's Lincolnshire Resort, 10 Marriott Drive, Lincolnshire, Illinois (the "Special Meeting").

     At the Special Meeting, stockholders of record of Washington National at the close of business on October 1, 1997 will be asked to consider and vote upon proposals to (i) adopt the Agreement and Plan of Merger, dated as of September 20, 1997 (the "Merger Agreement") by and among Washington National, Conseco, Inc., an Indiana corporation ("Conseco"), and Granite Merger Corp., a Delaware corporation and wholly owned subsidiary of Conseco ("Conseco Sub"), and the transactions contemplated thereby (the "Merger") and (ii) authorize the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are insufficient votes at the time of the Special Meeting to approve the foregoing proposal. If the Merger Agreement is approved and the Merger is consummated, Conseco Sub will be merged with and into Washington National, which will thereupon become a subsidiary of Conseco. Under the Merger Agreement, each share of Washington National common stock, par value $5.00 per share (other than treasury shares held by Washington National or shares with respect to which appraisal rights are perfected under the Delaware General Corporation Law), outstanding at the effective time of the Merger will be converted into the right to receive $33.25 in cash, without interest.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF WASHINGTON NATIONAL AND ITS STOCKHOLDERS, AND RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AND FOR THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT THE SOLICITATION OF ADDITIONAL PROXIES.

     Your Board of Directors has received a written opinion from Morgan Stanley and Co. Incorporated that, as of the date of such opinion and subject to the considerations set forth therein, the consideration to be received by the holders of shares of Washington National common stock in the Merger is fair, from a financial point of view, to such holders. The written opinion of Morgan Stanley and Co. Incorporated is included in the accompanying Proxy Statement and should be read carefully by stockholders.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy and return it in the enclosed postage prepaid envelope as soon as possible so that your shares will be represented at the Special Meeting. If you attend the Special Meeting, you may revoke your proxy and vote in person. If you have any questions regarding the proposed transaction, please call D.F. King & Co., Inc., our proxy solicitation agent, toll free at (800) 549-6746 or collect at (212) 269-5550.

                                            Sincerely,

                                            Robert W. Patin
                                            Chairman of the Board, President
                                            and Chief Executive Officer

October 15, 1997

                        WASHINGTON NATIONAL CORPORATION
                               300 TOWER PARKWAY
                          LINCOLNSHIRE, ILLINOIS 60069

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 17, 1997

                             ---------------------

To the Stockholders of
Washington National Corporation:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Washington National Corporation, a Delaware corporation ("Washington National"), will be held on November 17, 1997 at 10:30 a.m. local time, in the Chaparral Ballroom at Marriott's Lincolnshire Resort, 10 Marriott Drive, Lincolnshire, Illinois, for the following purposes:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 20, 1997 (the "Merger Agreement") by and among Washington National, Conseco, Inc., an Indiana corporation ("Conseco"), and Granite Merger Corp., a Delaware corporation and wholly owned subsidiary of Conseco ("Conseco Sub"), and the transactions contemplated thereby, pursuant to which Conseco Sub will be merged with and into Washington National (the "Merger"), and each share of Washington National common stock, par value $5.00 per share (other than treasury shares held by Washington National or shares with respect to which appraisal rights are perfected under the Delaware General Corporation Law), outstanding at the effective time of the Merger will be converted into the right to receive $33.25 in cash, without interest.

          2. To adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the foregoing proposal.

          3. To transact such other business as may properly come before the Special Meeting.

     The close of business on October 1, 1997 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting.

     Stockholders are invited to attend the Special Meeting. WHETHER OR NOT YOU EXPECT TO ATTEND, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you attend the Special Meeting, you may vote your shares in person, which will revoke any previously executed proxy.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the Special Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Special Meeting. In order to vote your shares at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                            By Order of the Board of Directors

                                            Craig R. Edwards
                                            Corporate Secretary

October 15, 1997

                        WASHINGTON NATIONAL CORPORATION
                               300 TOWER PARKWAY
                       LINCOLNSHIRE, ILLINOIS 60069-3665

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

     This Proxy Statement ("Proxy Statement") is being furnished to the stockholders of Washington National Corporation ("Washington National") in connection with the solicitation of proxies by the Washington National Board of Directors (the "Washington National Board") for use at a special meeting of Washington National stockholders to be held at 10:30 a.m., local time, on November 17, 1997 in the Chaparral Ballroom at Marriott's Lincolnshire Resort, 10 Marriott Drive, Lincolnshire, Illinois 60069, and at any adjournment or postponement thereof (the "Special Meeting").

     At the Special Meeting, Washington National stockholders will be asked to consider and vote upon (i) the adoption of the Agreement and Plan of Merger, dated as of September 20, 1997, by and among Washington National, Conseco and Conseco Sub (the "Merger Agreement") and the consummation of the transactions contemplated thereby, and (ii) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the foregoing proposal, and to transact such other business as may properly come before the Special Meeting.

     Under the Merger Agreement, Conseco Sub will be merged with and into Washington National (the "Merger"), and each share of Washington National common stock, par value $5.00 per share (the "Washington National Common Stock") (other than treasury shares held by Washington National or shares with respect to which appraisal rights are perfected under the Delaware General Corporation Law ("Dissenting Shares")), outstanding at the Effective Time (as defined) will be converted into the right to receive $33.25 in cash, without interest (the "Merger Consideration"). A copy of the Merger Agreement is attached to this Proxy Statement as ANNEX A.

     This Proxy Statement and the accompanying form of proxy are first being sent to Washington National stockholders on or about October 15, 1997. Only holders of record of Washington National Common Stock as of the close of business on October 1, 1997 are entitled to vote at the Special Meeting. Holders of Washington National Common Stock are entitled to one vote for each share held of record. On October 1, 1997, Washington National had outstanding and entitled to vote at the Special Meeting 12,050,480 shares of Washington National Common Stock. A majority of the shares of Washington National Common Stock present in person or by proxy at the Special Meeting will constitute a quorum to transact business at the Special Meeting.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----

SUMMARY.....................................................    1
  The Companies.............................................    1
  The Special Meeting.......................................    1
  The Merger................................................    2
RISK FACTORS................................................    5
  Termination of Merger Agreement...........................    5
  Failure to Approve and Consummate the Merger..............    5
THE SPECIAL MEETING.........................................    5
  General...................................................    5
  Purpose of the Special Meeting............................    5
  Record Date; Shares Outstanding...........................    6
  Voting at the Special Meeting.............................    6
  Solicitation of Proxies...................................    7
  Dissenters' Appraisal Rights..............................    7
THE MERGER..................................................    8
  General...................................................    8
  Background of the Merger..................................    8
  Recommendation of the Washington National Board of
     Directors and Reasons for the Merger...................   11
  Opinion of Financial Advisor..............................   12
  Interests of Certain Persons in the Merger and Possible
     Conflicts of Interest..................................   16
  Indemnification...........................................   16
  Conseco's Source and Amount of Funds......................   17
  Accounting Treatment......................................   17
  Certain Federal Income Tax Consequences of the Merger.....   17
  Regulatory Approvals......................................   18
  Dissenters' Appraisal Rights..............................   19
TERMS OF THE MERGER.........................................   20
  The Merger; Effective Time................................   20
  Merger Consideration......................................   20
  Payment Procedures........................................   20
  Cancellation of Employee Options and Purchase of
     Restricted Stock.......................................   21
  Representations and Warranties............................   21
  Certain Covenants.........................................   21
  Certain Agreements Regarding Conduct of Business Pending
     the Merger.............................................   24
  Conditions to the Merger..................................   26
  Termination...............................................   27
  Termination Fee...........................................   27
  Expenses..................................................   28
  Amendment, Extension and Waiver...........................   28
THE ADJOURNMENT PROPOSAL....................................   28
SELECTED FINANCIAL INFORMATION..............................   30
MARKET PRICE AND DIVIDENDS..................................   31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   32
INDEPENDENT PUBLIC ACCOUNTANTS..............................   33
OTHER MATTERS...............................................   34
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   34
ANNEX A -- AGREEMENT AND PLAN OF MERGER.....................  A-1
ANNEX B -- SECTION 262 OF THE DELAWARE GENERAL CORPORATION
  LAW.......................................................  B-1
ANNEX C -- FAIRNESS OPINION OF MORGAN STANLEY & CO.
  INCORPORATED..............................................  C-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement, including the Annexes hereto, which are a part of this Proxy Statement. This summary is not, and is not intended to be, complete in itself. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement. Stockholders are encouraged to read carefully all of the information contained in the Proxy Statement, including the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement.

                                 THE COMPANIES

     Washington National. Washington National is an insurance holding company with two principal subsidiaries: Washington National Insurance Company, which provides employee-paid disability insurance and other specialty insurance products to school employees, including teachers, administrative and custodial personnel via payroll deduction programs, and United Presidential Life Insurance Company ("United Presidential"), which primarily markets and sells universal life and other interest-sensitive life insurance and annuity products to individuals and small businesses. The principal executive office of Washington National is located at 300 Tower Parkway, Lincolnshire, Illinois 60069-3665, and its telephone number is (847) 793-3000.

     Conseco. Conseco is a financial services organization headquartered in Carmel, Indiana. Through its subsidiaries, Conseco is one of the nation's leading providers of supplemental health insurance, retirement annuities and universal life insurance. The principal executive office of Conseco is located at 11825 North Pennsylvania Street, Carmel, Indiana 46032, and its telephone number is (317) 817-6100.

     Conseco Sub. Conseco Sub is a wholly owned subsidiary of Conseco formed by Conseco to effect the Merger. Conseco intends to transfer ownership of Conseco Sub to an indirect, wholly owned subsidiary of Conseco prior to consummation of the Merger. Conseco Sub has had no prior business, and upon consummation of the Merger, its separate corporate existence will cease.

                              THE SPECIAL MEETING

     Time, Date and Place. The Special Meeting will be held on November 17, 1997 at 10:30 a.m., local time, in the Chaparral Ballroom at Marriott's Lincolnshire Resort, 10 Marriott Drive, Lincolnshire, Illinois 60069. See "THE SPECIAL MEETING -- General."

     Purpose of the Meeting. Holders of Washington National Common Stock will be asked to consider and vote upon proposals to adopt the Merger Agreement and the transactions contemplated thereby, and, if necessary, to adjourn the Special Meeting to permit further solicitations of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the foregoing proposal. The attorneys-in-fact named in the accompanying proxy also will have discretionary authority to vote upon other business, if any, that properly comes before the Special Meeting. See "THE SPECIAL MEETING -- Purpose of the Special Meeting."

     Record Date. The holders of record of shares of Washington National Common Stock at the close of business on October 1, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. There were 12,050,480 shares of Washington National Common Stock outstanding and entitled to vote as of the Record Date. As of that date, Washington National's directors and executive officers, and their affiliates, owned 1,423,609 shares of Washington National Common Stock (11.81% of the shares outstanding), all of which are expected to be voted FOR the adoption of the Merger Agreement and the adjournment proposal. See "THE SPECIAL MEETING -- Record Date; Shares Outstanding."

     Voting Rights. Each share of Washington National Common Stock is entitled to one vote with respect to all matters presented at the Special Meeting. See "THE SPECIAL MEETING -- Voting at the Special Meeting."

     Vote Required. The affirmative vote of the holders of at least a majority of the outstanding shares of Washington National Common Stock is required to adopt the Merger Agreement and the transactions contemplated thereby. The approval of the adjournment proposal requires the affirmative vote of at least a majority of the shares of Washington National Common Stock represented and voting at the Special Meeting. The adjournment proposal relates only to an adjournment occurring for the purpose of soliciting additional proxies for the adoption of the Merger Agreement in the event that there are insufficient votes to approve such proposal at the Special Meeting. Any other adjournment (e.g., an adjournment occurring because a quorum is not present at the Special Meeting) would be voted upon pursuant to the discretionary authority granted to the attorneys in-fact named in the proxy.

     Under the Delaware General Corporation Law ("Delaware Law"), holders of Washington National Common Stock are entitled to appraisal rights in connection with the Merger. See "THE SPECIAL MEETING -- Voting at the Special Meeting" and "THE MERGER -- Dissenters' Appraisal Rights."

     Revocability of Proxy. Any holder of Washington National Common Stock who executes and returns a proxy may revoke that proxy at any time before it is voted by (i) filing with the Corporate Secretary of Washington National, at or before the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Washington National Common Stock and delivering it to the Corporate Secretary of Washington National at or before the Special Meeting or (iii) attending the Special Meeting and voting in person by ballot. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy. See "THE SPECIAL MEETING -- Voting at the Special Meeting."

                                   THE MERGER

     General. Upon the terms and subject to the conditions of the Merger Agreement, Conseco Sub will be merged with and into Washington National, with Washington National surviving as a wholly owned subsidiary of Conseco. See "THE MERGER -- General."

     Effective Time. It is presently expected that the Merger will become effective immediately after approval of the Merger at the Special Meeting, which is currently scheduled to take place on November 17, 1997, or as soon as practicable thereafter. See "TERMS OF THE MERGER -- The Merger; Effective Time" and "-- Conditions to the Merger."

     Merger Consideration. Each outstanding share of Washington National Common Stock (other than treasury shares and Dissenting Shares) at the Effective Time of the Merger will be converted into the right to receive $33.25 in cash, without interest (the "Merger Consideration.")

     Upon consummation of the Merger, each holder of a certificate or certificates representing shares of Washington National Common Stock ("Certificates") outstanding immediately prior to the Effective Time will, upon the surrender thereof (duly endorsed, if required) to a designated exchange agent (the "Payment Agent"), be entitled to receive the Merger Consideration. After the Effective Time, the Payment Agent will mail a letter of transmittal with instructions to all holders of record of Washington National Common Stock as of the Effective Time for use in surrendering their Certificates in exchange for the Merger Consideration. Certificates should not be surrendered until the letter of transmittal and instructions are received. See "Terms of the Merger -- Payment Procedures."

     Dissenters' Appraisal Rights. Under Delaware Law, Washington National stockholders who do not vote for the Merger and who comply with the other statutory requirements of the Delaware Law may elect to receive, in cash, the judicially determined appraised value of their shares of Washington National Common Stock. See "THE MERGER -- Dissenters' Appraisal Rights" and "ANNEX B."

     Recommendation of the Washington National Board and Reasons for the Merger. The Washington National Board reviewed the terms and conditions of the Merger Agreement and determined that the Merger is fair to and in the best interests of Washington National and its stockholders. The Washington National Board unanimously approved the Merger Agreement and the transactions contemplated thereby and unanimously recommends that Washington National stockholders vote for the adoption of the Merger Agreement. See "SUMMARY -- The Merger -- Interests of Certain Persons in the Merger and Possible Conflicts of Interest" and "THE MERGER -- Interests of Certain Persons in the Merger and Possible Conflicts of Interest."

     The determination of the Washington National Board to approve the Merger Agreement was based upon consideration of a number of factors including the following: (i) the business, operations, financial condition, competitive position and prospects of Washington National and the nature of the industry in which Washington National operates, both on an historical and prospective basis;
(ii) current and prospective industry, economic and market conditions; (iii) the historical and prospective market prices of Washington National Common Stock compared to the consideration to be received in the Merger; (iv) the strategic alternatives available to Washington National; (v) the ongoing public disclosure by Washington National of its exploration of strategic alternatives to maximize shareholder value; (vi) the fact that such public disclosure and other procedures to elicit proposals to acquire Washington National had been implemented and that likely interested parties had conducted due diligence in the context of a prolonged and comprehensive process to maximize value; (vii) the fact that Washington National held exploratory talks with several companies in 1994 through October 1996 which did not lead to any definitive proposals;
(viii) the Washington National Board's review of presentations by, and discussion of the terms and conditions of the Merger Agreement with, senior executive officers of the Company, representatives of its legal counsel and its financial advisor, Morgan Stanley & Co. Incorporated ("Morgan Stanley"); (ix) the improvement in various terms of the Merger Agreement over the terms of the Agreement and Plan of Merger between Washington National and PennCorp Financial Group, Inc. ("PennCorp") dated as of November 14, 1996, as amended (the "PennCorp Merger Agreement") that was terminated on August 29, 1997, including, in particular, the increase in the consideration to $33.25 to be received by Washington National stockholders compared to the consideration that was to be paid under the PennCorp Merger Agreement; (x) the fact that following the termination of the PennCorp Merger Agreement, Morgan Stanley, Washington National's financial advisor, held discussions about a possible transaction with a number of likely acquirors; (xi) the fact that Conseco evidenced a strong ability to finance the transaction and an ability to complete the transaction in a relatively short time frame; (xii) the Washington National Board's receipt of a written fairness opinion of Morgan Stanley; and (xiii) the Washington National Board's consideration of the terms of the Merger Agreement, including the absence of a financing condition and the inclusion of a "fiduciary out" provision (subject to the payment of a breakup fee) in the event of an Acquisition Proposal (as defined in the Merger Agreement) that is more attractive than the Merger.

     If the Merger is not consummated, Washington National will continue to operate as an independent company and will review alternatives that may become available to it from time to time. See "THE MERGER -- Recommendation of the Washington National Board and Washington National's Reasons for the Merger."

     Opinion of Morgan Stanley. Morgan Stanley delivered an oral opinion on September 20, 1997 (which it subsequently confirmed in writing on that same date) to the Washington National Board to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Washington National Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. A copy of the written opinion of Morgan Stanley dated September 20, 1997, setting forth the assumptions made, the matters considered, the scope and limitations on the review undertaken and the procedures followed by Morgan Stanley in rendering such opinion is attached as ANNEX C to this Proxy Statement. The opinion of Morgan Stanley should be carefully read in its entirety. See "THE MERGER -- Opinion of Financial Advisor to Washington National."

     Interests of Certain Persons in the Merger and Possible Conflicts of Interest. Washington National stockholders should be aware that the directors and certain members of management of Washington National may be deemed to have an interest in the Merger in addition to their interests as Washington National stockholders. Directors' and officers' liability insurance will be continued for the directors and officers of Washington National for a three-year period following the Merger. In addition, five members of Washington National's senior management have employment and employment termination agreements, providing for, among other things, termination payments following a change in control such as that which will result from the Merger that total approximately $7,983,000. The Merger Agreement also requires Washington National to cash out all outstanding stock options and shares of restricted stock. The estimated cost of cashing out the outstanding stock options held by the five members of Washington National's senior management and the Washington National Board totals $5,652,679. The Washington National Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby and in recommending the same for stockholder approval. See "THE MERGER -- Interests of Certain Persons in the Merger and Possible Conflicts of Interest" and "TERMS OF THE MERGER -- Cancellation of Employee Options."

     Conditions to the Merger. The respective obligations of Conseco and Washington National to effect the Merger are subject to the satisfaction or waiver of certain conditions described elsewhere herein. Neither Washington National nor Conseco has any present intention to waive any material condition to the Merger. See "TERMS OF THE MERGER -- Conditions to the
Merger -- Conditions to Washington National's Obligation to Effect the Merger."

     Termination and Termination Fee. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after stockholder approval, by the mutual consent of Conseco and Washington National or by either Conseco or Washington National under certain circumstances as described herein. Under certain circumstances, Washington National may be obligated to pay a $10,000,000 termination fee to Conseco. See "TERMS OF THE MERGER -- Termination" and "-- Termination Fee."

     Certain Federal Income Tax Consequences of the Merger. The receipt by Washington National stockholders of cash for shares of Washington National Common Stock in the Merger or pursuant to the exercise of dissenters' appraisal rights will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other laws. See "THE MERGER -- Certain Federal Income Tax Consequences of the Merger to Washington National Stockholders."

     Risk Factors. The decision to vote for or against the adoption of the Merger Agreement involves certain risks that Washington National stockholders should consider carefully. Washington National stockholders face certain risks and uncertainties if the Merger Agreement is terminated or if it is not approved at the Special Meeting. See "RISK FACTORS -- Termination of Merger Agreement" and "-- Failure to Approve and Consummate the Merger."

                                  RISK FACTORS

TERMINATION OF MERGER AGREEMENT

     If the Merger Agreement is terminated by either Washington National or Conseco because the Board of Directors of Washington National, under certain circumstances, has (i) withdrawn or modified its approval or recommendation of the Agreement or the Merger, (ii) approved or recommended an Acquisition Proposal (as defined) or (iii) entered into any agreement with respect to an Acquisition Proposal, Washington National is required to pay Conseco a termination fee of $10,000,000 unless Conseco is in material breach of its obligations under the Merger Agreement. In addition, Washington National is required to pay the Termination Payment if all of the following occur: (i) the Merger Agreement is terminated because the Merger failed to receive the requisite vote for approval and adoption by the holders of Washington National Common Stock at the Special Meeting; (ii) Washington National, within fifteen months from the date of the Merger Agreement, enters into a written agreement or arrangement to effect an Acquisition Proposal with a party other than Conseco or any of its subsidiaries, which Acquisition Proposal provides consideration with an economic value equal to or greater than the consideration that would have been received in the Merger had it been consummated on the date on which the Merger Agreement was terminated; and (iii) the holders of Washington National Common Stock approve the Acquisition Proposal or the transaction which is the subject of such Acquisition Proposal is consummated. The existence of this Termination Payment may discourage third parties from making Acquisition Proposals to Washington National.

FAILURE TO APPROVE AND CONSUMMATE THE MERGER

     If the holders of Washington National Common Stock fail to approve the Merger or it is not consummated for any reason, Washington National may be subject to a number of material risks, including a potentially severe disruption to its employee base and a possible decline in the market price of Washington National Common Stock to the extent current market prices assume the consummation of the Merger. In addition, Washington National may face increased difficulty in attracting customers, agents and distributors and in maintaining its business relationships and competitive position in the marketplace. In the event that following the termination of the Merger Agreement the Washington National Board determined to seek another merger or business combination partner, there can be no assurance that it would be able to find such partner at the same or equivalent price as would be provided by the Merger with Conseco. The life insurance industry continues to experience consolidation, and Washington National would continue to be faced with competition from a number of larger, better capitalized companies with better ratings from the insurance rating agencies.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement is being furnished to holders of Washington National Common Stock in connection with the solicitation of proxies by the Washington National Board for use at the Special Meeting. Each copy of this Proxy Statement mailed to Washington National stockholders is accompanied by a form of proxy for use at the Special Meeting. The Special Meeting is scheduled to be held on November 17, 1997, at 10:30 a.m., local time, in the Chaparral Ballroom at Marriott's Lincolnshire Resort, 10 Marriott Drive, Lincolnshire, Illinois 60069.

     HOLDERS OF WASHINGTON NATIONAL COMMON STOCK ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO WASHINGTON NATIONAL IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, holders of Washington National Common Stock will be asked to consider and vote upon proposals to (i) adopt the Merger Agreement and the transactions contemplated thereby and (ii) to

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

adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger and the transactions contemplated thereby. Holders of Washington National Common Stock will also be asked to transact such other business as may properly come before the meeting.

     The Washington National Board, based upon the factors described elsewhere herein, including the fairness opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), has concluded that the Merger is fair to and in the best interests of the holders of Washington National Common Stock and has approved the Merger Agreement. THE WASHINGTON NATIONAL BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF WASHINGTON NATIONAL COMMON STOCK VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE SPECIAL MEETING. See "THE MERGER -- Recommendation of the Washington National Board and Reasons for the Merger," "-- Opinion of Financial Advisor" and "-- Interests of Certain Persons in the Merger and Possible Conflicts of Interest."

     The Washington National Board has unanimously determined that, given the fact that the proposal to approve the Merger represents the culmination of a three-year review by the Washington National Board of the strategic alternatives available to Washington National, it is advisable to vest in the attorneys-in-fact named in the accompanying proxy the authority to vote for an adjournment of the Special Meeting to permit the Washington National Board to solicit further proxies if there are not sufficient votes as the Effective Time of the Special Meeting to approve the Merger. THE WASHINGTON NATIONAL BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF WASHINGTON NATIONAL COMMON STOCK VOTE FOR THE PROPOSAL TO CONFER AUTHORITY ON THE ATTORNEYS-IN-FACT TO VOTE FOR AN ADJOURNMENT OF THE SPECIAL MEETING FOR THE PURPOSE SPECIFIED ABOVE.

RECORD DATE; SHARES OUTSTANDING

     The close of business on October 1, 1997 has been fixed as the record date for the determination of the holders of Washington National Common Stock entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 12,050,480 shares of Washington National Common Stock issued and outstanding and held by approximately 2,000 stockholders of record. All directors and executive officers of Washington National are expected to vote, or cause to be voted, all shares of Washington National Common Stock over which they exercise voting control (an aggregate of 1,423,609 shares of Washington National Common Stock or 11.81% of the outstanding shares of Washington National Common Stock on the Record Date) FOR the adoption of each of the proposals being submitted at the Special Meeting.

VOTING AT THE SPECIAL MEETING

     The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Washington National Common Stock at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

     The adoption of the Merger Agreement requires the affirmative vote of at least a majority of the outstanding shares of Washington National Common Stock. The approval of the adjournment proposal requires the affirmative vote of at least a majority of the shares of Washington National Common Stock represented and voting at the Special Meeting. Votes may be cast for or against the proposals or stockholders may abstain from voting.

     At the Special Meeting, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. An abstention with respect to the adoption of the Merger Agreement or the approval of the adjournment proposal will have the effect of a vote against that proposal. A "broker non-vote" will occur when a broker holding shares of Washington National Common Stock in street name (i.e., as nominee for the beneficial owner) returns an executed proxy (or voting directions) indicating that the broker does not have discretionary authority to vote on a proposal. Under the rules of the NYSE, brokers who hold shares of Washington National Common Stock as nominees will not have discretionary authority to vote such shares on the proposal to adopt the Merger in the absence of specific instructions from the beneficial owners thereof. Under Delaware law, a broker non-vote is counted as present for quorum purposes but is not considered to be entitled to vote on the specified matter. Therefore, broker non-votes generally have no effect on the outcome of a vote on a specific matter. However, because the adoption of the Merger Agreement requires the affirmative vote of a specified minimum percentage of all of the outstanding shares of Washington National Common Stock, rather than the vote of a specified percentage of the shares present at the meeting and entitled to vote, broker non-votes will have the effect of votes against the adoption of the Merger Agreement and the transactions contemplated thereby.

     Proxies will be voted as specified by the holders of Washington National Common Stock. If a Washington National stockholder does not return a signed proxy, such stockholder's shares will not be voted. Washington National stockholders are urged to mark the appropriate box on the form of proxy enclosed herewith to indicate how their shares are to be voted. Each Washington National stockholder is entitled to cast one vote per share of Washington National Common Stock held by such stockholder on each matter to be voted upon at the Special Meeting. If a Washington National stockholder returns a signed proxy, but does not indicate how such stockholder's shares are to be voted, the shares of Washington National Common Stock represented by the proxy will be voted FOR the adoption of each proposal. The proxy also confers discretionary authority on the attorneys-in-fact named in the accompanying form of proxy to vote the shares of Washington National Common Stock represented thereby on any other matter that may properly arise at the Special Meeting, including consideration of a motion to adjourn or postpone the Special Meeting to another time and/or place.

     Returning a signed proxy will not affect a Washington National stockholder's right to attend the Special Meeting and vote in person. Any Washington National stockholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) filing with the Corporate Secretary of Washington National, at or prior to the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Washington National Common Stock and delivering it to the Corporate Secretary of Washington National before the Special Meeting with a subsequent date or (iii) attending and voting in person at the Special Meeting and voting in person by ballot. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

     As of the date of this Proxy Statement, the Washington National Board does not know of any other matters to be presented for action by Washington National stockholders at the Special Meeting. If, however, any other matters not now known are properly brought before the Special Meeting, the attorneys-in-fact named in the accompanying proxy will vote the proxies upon such matters according to their discretion and best judgment.

SOLICITATION OF PROXIES

     Pursuant to the Merger Agreement, the entire cost of Washington National's solicitation of proxies will be borne by Washington National, except that Conseco and Washington National will share equally all printing, mailing and distribution costs associated with this Proxy Statement. In addition to solicitations by mail, solicitations may also be made by personal interview, facsimile transmission, telegram and telephone. Washington National has retained D.F. King & Co., Inc., a proxy solicitation firm, for assistance in connection with the Special Meeting at an estimated expense of approximately $6,000 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and Washington National will reimburse them for their customary expenses in so doing.

DISSENTERS' APPRAISAL RIGHTS

     Under Delaware Law, holders of Washington National Common Stock are entitled to appraisal rights in connection with the Merger. See "THE MERGER -- Dissenters' Appraisal Rights."

                                   THE MERGER

GENERAL

     Upon the terms and subject to the conditions of the Merger Agreement, Conseco will acquire Washington National in a business combination in which Conseco Sub will merge with and into Washington National, which will thereupon become a subsidiary of Conseco. The Merger will become effective (the "Effective Time") upon the filing of a certificate of merger with the Delaware Secretary of State, or at such later date or time specified in the certificate of merger. Under the Merger Agreement, each outstanding share of Washington National Common Stock (other than treasury shares and Dissenting Shares) will be converted into the right to receive the Merger Consideration. See "TERMS OF THE
MERGER -- Merger Consideration." Following consummation of the Merger, the Washington National Common Stock will be delisted from the NYSE, the registration of Washington National Common Stock under the Exchange Act will be terminated and Washington National will no longer be required to file periodic reports with the Commission.

BACKGROUND OF THE MERGER

     In late 1994, Washington National's management began a comprehensive examination of the insurance industry and the possibility of structural and strategic changes to Washington National which might better enable Washington National to compete in the future. Although Washington National's earnings were continuing to improve, management wanted to evaluate the likely effects of conditions and trends both within and without the insurance industry, including
(i) competitive pressures, (ii) consolidation and reform in the insurance industry generally and the health area in particular, (iii) negative attitudes of investors and rating agencies toward Washington National's health insurance business based principally upon the relatively small size of that business in the context of an increasingly consolidated health insurance industry and uncertainty with respect to the various health care reform initiatives at both the federal and state levels, and (iv) a trend of increasing size and economies of scale in many sectors of the insurance industry.

     At the Washington National Board meeting in January 1995, Morgan Stanley, which was serving as financial advisor to the Company, reported to the Washington National Board on the life and health insurance industry operating environment, recent stock market trading activity and recent merger and acquisition activity in the life and health insurance industry. As part of Washington National's strategic planning process, Morgan Stanley outlined various strategic alternatives available to Washington National, including: (i) a sale of selected segments of Washington National (ii) a sale of the entire company, (iii) a merger of equals, (iv) a joint venture, or (v) continuing Washington National's present businesses and trying to grow them by acquiring other businesses. After discussion, the Washington National Board requested that Morgan Stanley perform further analysis on Washington National and assist management with an evaluation of the relative attractiveness of various alternatives.

     In May 1995, Washington National's management reported to the Washington National Board its view that Washington National's combination of businesses was complex and perhaps confusing both to investors and potential buyers because (i) Washington National operated in two separate lines of business, life insurance and health insurance, (ii) these lines of business had significantly different distribution channels and operating characteristics and were likely to attract different types of investors and potential buyers and (iii) the relatively modest market capitalization of Washington National, coupled with the disparate nature of its businesses, caused Washington National to be more difficult for securities analysts to evaluate than other similarly sized companies, which in turn caused some securities analysts to fail to follow Washington National. Washington National's management further advised the Board that life insurance and annuities were the core businesses of Washington National and that Washington National's health business had the potential to be adversely affected by changes in the health insurance industry and was considered a negative by the investment community.

     At its September 1995 meeting, the Washington National Board hired Morgan Stanley to serve as its investment banker for the proposed sale of its health businesses, and authorized management and Morgan Stanley to identify HMO's, managed care and indemnity insurance entities that might be interested in acquiring Washington National's health insurance business and to make preliminary contacts with such potential purchasers to determine their level of interest. Management and Morgan Stanley were also authorized to explore options regarding the merger or sale of Washington National as a whole and to identify companies which might be interested in jointly evaluating the potential benefits of a strategic merger with Washington National in the event the health businesses were sold.

     Washington National reached agreement in May 1996 with Pioneer Financial Services, Inc. ("Pioneer") on the sale of its individual and group health insurance business, subject in the latter case to Washington National's right to sell its large group life and health insurance business to a third party. Washington National subsequently entered into an agreement in July 1996 with Trustmark Insurance Company ("Trustmark") for the sale of its large group life and health insurance business. On August 2, 1996, Washington National closed the sale of its individual and small group health insurance business to Pioneer in a reinsurance transaction for a purchase price of $19 million, and on October 30, 1996, Washington National closed the sale of its large group life and health insurance business to Trustmark in a reinsurance transaction that provides, among other things, that Washington National will receive future consideration based on persistency. As reflected in "Selected Financial Information," the operating results of the health business are reported as discontinued operations.

     In June 1996, Robert W. Patin, Chairman of the Washington National Board, reported on the strategic planning process, and Morgan Stanley updated the Washington National Board on its analysis of the life and health insurance industries and the potential interest in Washington National and its businesses. After extensive discussion and a consideration of the strategic alternatives available to Washington National following the sale of its health insurance business, the Washington National Board concluded that it was in the best interests of Washington National to request Morgan Stanley to work with management in conducting a limited auction of Washington National as a whole as a way to maximize stockholder value. The Washington National Board determined that the other principal strategic alternatives -- the further sale of selected segments or lines of business or continuation of Washington National's present businesses -- were unlikely to be as beneficial to stockholders given then current market conditions. Management and Morgan Stanley were further authorized to conduct a limited auction/written bidding process with such companies to see if that would produce an acceptable acquisition proposal. The Washington National Board also authorized Mr. Patin to continue to receive, evaluate and report to the Board regarding any inquiries from third parties regarding a possible sale or business combination involving the company as whole or a line of business or a subsidiary of Washington National.

     In July 1996, Washington National's management and Morgan Stanley sought to identify every insurance company that reasonably could be expected to be interested in a business combination with Washington National. In the normal course of business, Morgan Stanley compiles, maintains and updates information relating to companies likely to be interested in and capable of a business combination with a company in the insurance industry. In addition, Washington National provided Morgan Stanley with the names of those companies that had expressed an interest to Washington National in being considered should a formal offering process evolve. From these sources, Morgan Stanley then prepared a list of approximately 40 companies that it felt would have the financial and operating capabilities to successfully engage in a business combination with Washington National, as well as an interest in the businesses in which Washington National was engaged. At the direction of Washington National's management, Morgan Stanley proceeded to contact those companies, and distributed a confidential offering memorandum to 28 of these companies which indicated an interest in a business combination with Washington National. Five companies conducted due diligence concerning Washington National as part of the auction process, which ended without any offers deemed acceptable by Washington National.

     In September 1996, following the end of the auction process, Morgan Stanley contacted a select group of eight potential buyers about a possible business combination with Washington National using stock or part cash and part stock as consideration. Morgan Stanley also contacted several additional financial buyers who had expressed interest during the auction process. During the week of September 30, 1996, Washington National and PennCorp held discussions about a possible acquisition of Washington National. After consideration, PennCorp preliminarily proposed, subject to due diligence, to purchase all the outstanding Washington National Common Stock at a price of $29.50 per share (a price which Washington National's management believed would be within a range of values acceptable to the Washington National Board based upon information evaluated during the strategic planning process and the limited auction period, including in particular the advice of Morgan Stanley) in a combination of cash and PennCorp common stock, par value $0.01 per share (the "PennCorp Common Stock"), in proportions to be negotiated.

     On November 14, 1996, following extensive due diligence and negotiations between the parties, the Washington National Board approved an Agreement and Plan of Merger dated as of November 14, 1996 (the "Initial PennCorp Merger Agreement") providing for the merger of Washington National and PennCorp pursuant to which, among other things, each share of Washington National Common Stock would be converted into (i) $29.50 in cash, subject to a cash limitation,
(ii) a fraction of a share of PennCorp Common Stock, or (iii) a combination of cash and shares of PennCorp Common Stock. Washington National and PennCorp signed the Initial Penncorp Merger Agreement on November 14, 1996 and amended it on November 25, 1996, January 20, 1997 and May 15, 1997 in certain technical respects (as so amended, the "PennCorp Merger Agreement").

     In connection with the transactions contemplated by the PennCorp Merger Agreement, Washington National and PennCorp filed a Joint Proxy Statement and Prospectus with the Securities and Exchange Commission ("SEC") on January 21, 1997. In its review of the Joint Proxy Statement and Prospectus, the SEC Staff issued comment letters on March 5, 1997, April 8, 1997, April 25, 1997, May 6, 1997 and July 16, 1997. As a result of the extended review process and the fact that significant issues raised by the SEC Staff regarding PennCorp remained unresolved, Washington National and PennCorp discussed in July 1997 the likelihood that the merger of Washington National into PennCorp would not be consummated by the August 30, 1997 termination date set forth in the PennCorp Merger Agreement. In addition to consideration of an extension of the termination date, the parties discussed alternative merger structures, including the possibility of an all-cash merger in lieu of the part-stock, part cash consideration contemplated by the PennCorp Merger Agreement. In late July 1997 and throughout August 1997, the parties and their representatives held further discussions regarding the terms and conditions of an all-cash merger between Washington National and PennCorp. In August 1997, Washington National and its financial advisor, Morgan Stanley, received unsolicited inquiries from two parties (neither of which was Conseco), each indicating that it might be interested in talking to Washington National about a business combination in the event the PennCorp Merger Agreement was terminated. In accordance with the provisions of the PennCorp Merger Agreement, Washington National reported these inquiries to PennCorp, and the inquiring parties were advised that Washington National was not able to discuss a possible transaction while the PennCorp Merger Agreement remained in effect. Washington National and PennCorp ultimately concluded that they would not be able to reach agreement on all terms and conditions relating to an all-cash merger prior to August 30, 1997. On August 29, 1997 Washington National and PennCorp mutually agreed to terminate the PennCorp Merger Agreement while continuing discussions regarding the possibility of restructuring the transaction.

     Following the mutual termination of the PennCorp Merger Agreement, during the week of September 2, 1997, Morgan Stanley, at the direction of Washington National's management, began having discussions with 22 parties regarding a possible transaction with Washington National. A number of these companies either had reviewed the offering memorandum previously distributed in 1996 or conducted on-site due diligence of Washington National in 1996 during the auction process. Three of the 22 parties contacted by Morgan Stanley in September 1997, one of which was Conseco, emerged as the strongest candidates for a transaction with Washington National. These three candidates indicated a strong interest in acquiring Washington National at a price substantially higher than that provided in the PennCorp Merger Agreement. Washington National and Morgan Stanley believed that all three companies would be able to complete a transaction with Washington National promptly, based primarily upon anticipated price ranges, financing ability and a willingness to complete due diligence and negotiate a definitive purchase agreement in an expeditious manner.

     Conseco had conducted on-site due diligence of Washington National in 1996, but at that time decided not to pursue a transaction with Washington National as Conseco was then focusing on other acquisition transactions. On September 4, 1997, Conseco advised that it wanted a three-day period of exclusivity to conduct due diligence and contract negotiations. However, on September 8, 1997, it was informed by Morgan Stanley that Washington National had agreed to provide one of the three companies (other than Conseco) with a period of exclusivity to conduct due diligence and negotiate a definitive agreement. This company conducted due diligence and contract negotiations during the week of September 8th, but ultimately did not make a final proposal to Washington National by the end of the exclusivity period.

     On Monday, September 15, 1997, Conseco indicated that it remained interested in pursuing a transaction with Washington National at a price in the range of $32.50 to $34.00 per share. Based on Conseco's expression of interest and indicated price range and its statement that it could complete due diligence and contract negotiations by Friday, September 19, 1997, Washington National agreed that prior to the close of business on Friday, September 19, 1997, it would not enter into a definitive purchase agreement with any other party. Conseco proceeded to conduct due diligence (including on-site visits to Washington National's facilities in Lincolnshire, Illinois and Kokomo, Indiana) and contract negotiations with Washington National and on Thursday, September 18, 1997, proposed a cash price of $32.50 per share to Washington National. During the period of September 17, 1997 through September 19, 1997 representatives of Washington National and Conseco negotiated substantially all of the terms of a definitive purchase agreement. On September 19, 1997, following a discussion by senior management of Washington National and Conseco of certain final valuation and contract issues, Washington National and Conseco agreed upon a cash price of $33.25 per share, subject to completion of the definitive purchase agreement and approval of such agreement by their respective boards of directors.

     On September 20, 1997, the Washington National Board approved the Merger Agreement providing for the merger of Washington National and Conseco pursuant to which each share of Washington National would be converted into $33.25 in cash. The Board of Directors of Conseco had authorized the transaction on September 18, 1997. Following Washington National's Board approval, the Merger Agreement was signed by the parties on September 20, 1997.

RECOMMENDATION OF THE WASHINGTON NATIONAL BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     At its September 20, 1997 meeting, the Washington National Board determined that the Merger was fair to and in the best interests of Washington National and its stockholders. Accordingly, at such meeting the Washington National Board unanimously approved the Merger Agreement and directed that the Merger Agreement be submitted to the Washington National stockholders for approval.

     The determination of the Washington National Board to approve the Merger Agreement was based upon consideration of a number of factors, including the following:

           (i) The Washington National Board's familiarity with the business, operations, financial condition, competitive position and prospects of Washington National and the nature of the industry in which Washington National operates, both on a historical and prospective basis;

           (ii) The Washington National Board's consideration of, among other things, information with respect to the financial condition, results of operations and business of Washington National on both a historical and a prospective basis, and the influence of current and prospective industry, economic and market conditions, including increased competition and the trend toward consolidation in the insurance industry;

          (iii) The Washington National Board's review of the historical and prospective market prices of Washington National Common Stock compared to the consideration to be received in the Merger;

          (iv) The Washington National Board's extensive study of strategic alternatives that included actuarial analyses of Washington National's insurance in force and its future business (none of the strategic alternatives considered appeared to be as favorable to the holders of the shares of Washington National's Common Stock);

           (v) The fact that the Washington National Board had publicly announced in 1994 that it was exploring strategic alternatives to maximize shareholder value and continued to publicly disclose its ongoing strategic planning;

          (vi) The fact that the foregoing public announcements and other procedures to elicit proposals to acquire Washington National had been implemented and that likely interested parties had conducted due diligence in the context of a prolonged and comprehensive process to maximize value;

          (vii) The fact that Washington National held exploratory talks with several companies in 1994 through October 1996 which did not lead to any definitive proposals;

          (viii) The Washington National Board's review of presentations by, and discussion of the terms and conditions of the Merger Agreement with, senior executive officers of Washington National, representatives of its legal counsel and Morgan Stanley;

          (ix) The improvement in the terms of the Merger Agreement over the terms of the PennCorp Merger Agreement, including in particular, the increase in the consideration to $33.25 to be received by Washington National stockholders compared to the consideration that was to be paid under the PennCorp Merger Agreement;

          (x) The fact that following the termination of the PennCorp Merger Agreement, Washington National through Morgan Stanley, held discussions about a possible transaction with a number of likely acquirors;

          (xi) The fact that Conseco evidenced a strong ability to finance the transaction and an ability to complete the transaction in a relatively short time frame;

          (xii) The Washington National Board's receipt of the written opinion of Morgan Stanley to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received in the Merger was fair to the holders of Washington National Common Stock from a financial point of view; and

          (xiii) The Washington National Board's consideration of the terms of the Merger Agreement, including the absence of financing condition and the inclusion of a "fiduciary out" provision (subject to the payment of a breakup fee) in the event of an Acquisition Proposal (as defined in the Merger Agreement) that is more attractive than the Merger.

     The foregoing list of factors considered by the Washington National Board in its evaluation of the Merger is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Washington National Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Washington National Board may well have given different weights to different factors.

     THE WASHINGTON NATIONAL BOARD UNANIMOUSLY RECOMMENDS THAT THE WASHINGTON NATIONAL STOCKHOLDERS VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE SPECIAL MEETING.

OPINION OF FINANCIAL ADVISOR

     The Washington National Board retained Morgan Stanley to act as its financial advisor in connection with the Merger and related matters based upon Morgan Stanley's qualifications, expertise and reputation. On September 20, 1997, Morgan Stanley delivered its oral opinion to the Washington National Board that, as of such date and subject to certain considerations identified to the Washington National Board and later set forth in the written opinion of Morgan Stanley dated September 20, 1997, the consideration to be received by the holders of the Washington National Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

     THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION DATED AS OF SEPTEMBER 20, 1997 WHICH SETS FORTH THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED, THE SCOPE AND LIMITATIONS ON THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY MORGAN STANLEY IN RENDERING SUCH OPINION IS ATTACHED AS ANNEX C TO THIS PROXY

STATEMENT (THE "MORGAN STANLEY OPINION") AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF WASHINGTON NATIONAL COMMON STOCK ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE WASHINGTON NATIONAL BOARD AND THE FAIRNESS OF THE CONSIDERATION, FROM A FINANCIAL POINT OF VIEW, TO BE RECEIVED BY THE HOLDERS OF WASHINGTON NATIONAL COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF WASHINGTON NATIONAL COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, Morgan Stanley (i) reviewed certain publicly available financial statements and other information of Washington National,
(ii) reviewed certain internal financial statements and other financial and operating data concerning Washington National prepared by the management of Washington National, (iii) reviewed certain financial projections prepared by the management of Washington National, (iv) discussed the past and current operations and financial condition and the prospects of Washington National with senior executives of Washington National, (v) reviewed the reported prices and trading activity for the Washington National Common Stock, (vi) compared the financial performance of Washington National and the prices and trading activity of the Washington National Common Stock with that of certain other comparable publicly traded companies and their securities, (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions, (viii) participated in discussions and negotiations among representatives of Washington National, Conseco and their financial and legal advisors, (ix) reviewed the Merger Agreement and certain related documents, (x) reviewed certain appraisal analysis as prepared by Milliman & Robertson, consultants to Washington National, regarding an appraisal of certain assets of Washington National, and (xi) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of the Morgan Stanley Opinion. With respect to the financial projections, Morgan Stanley assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Washington National. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Washington National; however Morgan Stanley reviewed the appraisal analysis prepared by Milliman & Robertson regarding certain of Washington National's assets and relied without independent verification upon such appraisal. The Morgan Stanley opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of the opinion.

     The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Washington National Board on September 20, 1997 in connection with the preparation of the Morgan Stanley Opinion and with its oral presentation to the Washington National Board on such date:

     Washington National Common Stock Performance. Morgan Stanley's analysis of Washington National Common Stock performance consisted of a historical analysis of: closing prices from September 18, 1995 through September 18, 1997; Washington National's indexed price performance from September 18, 1995 through September 18, 1997, relative to the indexed price performance of (i) the Standard and Poor's industrial average of 500 stocks (the "S&P 500"), (ii) a comparable company index (the "Comparable Company Index") which was comprised of Kansas City Life Insurance Company, Protective Life Corporation and Reliastar Financial Corporation (the "Comparable Public Companies"), (iii) the Standard and Poor's Insurance (Life/Health) Index (the "S&P Life & Health Index"), and
(iv) the high and low prices for the Washington National Common Stock in the twelve months ended September 9, 1997. In the twelve months ended September 9, 1997, the Washington National Common Stock was at a high of $33.13 per share and a low of $27.13 per share.

     Comparable Public Company Analysis. As part of its analysis, Morgan Stanley compared certain financial information of Washington National with corresponding publicly available information of the Comparable Public Companies which were publicly traded insurance companies that Morgan Stanley considered comparable with Washington National and its constituent businesses (United Presidential and the Education Division of Washington National Insurance Company (the "Education Division")) based principally upon the type of insurance business conducted by such companies and/or the size of such businesses. In performing its analysis, Morgan Stanley compared the market price per share as a multiple of (i) Institutional Brokers Estimate System ("I/B/E/S") earnings estimates for 1997, (ii) I/B/E/S earnings estimates for 1998, and (iii) adjusted book value (excludes effects of Statement of Financial Accounting Standards No. 115 ("FAS 115")) as of June 30, 1997. An analysis of the multiples for the Comparable Public Companies yielded (i) multiples of the current market price per common share to I/B/E/S earnings estimates for 1997 of 11.9x to 15.3x, with a mean of 14.1x, (ii) multiples of the current market price per common share to I/B/E/S earnings estimates for 1998 of 11.5x to 13.3x, with a mean of 12.7x, and
(iii) multiples of the current market price per common share to adjusted book value per share (excluding effects of FAS 115) of 1.12x to 2.64x, with a mean of 2.08x. Applying (i) multiples of 11.5x to 12.5x 1997 estimated operating earnings, (ii) multiples of 10.5x to 11.5x to 1998 estimated operating earnings, and (iii) multiples of 1.00x to 1.25x to December 31, 1996 adjusted book value, Morgan Stanley calculated ranges for implied values for United Presidential of $192.0 to $209.0 million, $195.0 to $214.0 million, and $197.0 to $246.0 million, respectively, and an overall reference range of $195.0 million to $215.0 million. In addition, an analysis of the multiples of the comparable disability/educator companies (the "Comparable Disability/ Educator Companies") which was comprised of Unum Corporation and Horace Mann Educators Corporation, yielded (i) multiples of the current market price per common share to I/B/E/S earnings estimates for 1997 of 15.3x to 17.6x, with a mean of 16.5x, (ii) multiples of the current market price per common share to I/B/E/S earnings estimates for 1998 of 13.4x to 15.2x, with a mean of 14.3x, and (iii) multiples of the current market price per common share to adjusted book value per share (excluding the effects of FAS 115) of 2.78x to 2.85x, with a mean of 2.82x. Applying (i) multiples of 13.0x to 15.0x to 1997 estimated operating earnings,
(ii) multiples of 11.5x to 13.5x to 1998 estimated operating earnings, and (iii) multiples of 1.50x to 1.75x to December 31, 1996 adjusted book value, Morgan Stanley calculated ranges of implied values for the Education Division of $41.0 to $48.0 million, $70.0 to $82.0 million, and $55.0 to $64.0 million, respectively, and an overall reference range of $45.0 to $60.0 million. Based on judgments concerning the financial and operating characteristics of United Presidential, the Education Division and the Comparable Public Companies, Morgan Stanley applied a range of premiums to the overall reference range of both United Presidential and the Education Division to obtain an overall mergers and acquisitions market reference range.

     No company utilized in the Comparable Public Company analysis as a comparison is identical to Washington National. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Washington National and other factors that could affect the public trading value of the Comparable Public Companies or company to which it is being compared. Mathematical analysis (such as determining the average or the median) is not itself a meaningful method of using comparable public company data.

     Precedent Transaction Analysis. Using publicly available information, Morgan Stanley performed an analysis of 24 precedent transactions in the life ("Life Transactions") insurance business segments that Morgan Stanley deemed comparable to the Merger in order to calculate a valuation range for Washington National's constituent businesses (United Presidential and the Education Division) and the Washington National Common Stock. The Life Transactions include the following transactions: Western National Corp. (remaining 55%)/American General Corp., WM Life Insurance Co./SAFECO Corp., Delta Life Corp./ AmerUs Life Holdings Inc., Security First Group, Inc./Metropolitan Life Insurance Co., CIGNA Corp. life business/Lincoln National Corp., Equitable of Iowa Cos./ING Groep, Reliable Life Insurance Co./Unitrin Inc., Colonial Penn Life Insurance Co./Conseco, Inc., Chubb Corp. life business/Jefferson-Pilot Corp., Security-Connecticut Corp./Reliastar Financial Corp., USLife Corp./American General Corp., Providian Corp./Aegon NV, Home Beneficial Corp./American General Corp., Guarantee Reserve Life Insurance Co./ Irish Life Plc., Pioneer Financial Services, Inc./Conseco, Inc., Transport Holdings Inc./Conseco, Inc., American Life Holdings, Inc./Conseco, Inc., American Travellers Corp./Conseco, Inc., Bankers Life Holding Corp./Conseco, Inc., Capitol American Financial Corp./Conseco, Inc., First Colony Corp./GE Capital Corp., Paul Revere Corp./Provident Cos. Inc., Life Partners Group, Inc./Conseco, Inc., MassMutual/ WellPoint Health Networks. Such analysis indicated that the Life Transactions aggregate equity consideration as a multiple of (i) last twelve months net income ranged from 10.0x to 29.3x, with a mean of 17.0x, and (ii) GAAP book value ranged from 0.86x to 3.89x, with a mean of 1.65x. No transaction utilized in the precedent transaction analysis is identical to the Merger.

     The Comparable Public Company analysis, the Precedent Transaction analysis and the actuarial valuation resulted in an implied valuation range of $200.0 to $230.0 million for United Presidential and the Comparable Public Company analysis and the Precedent Transaction analysis resulted in an implied valuation range of $60.0 to $70.0 million for the Education Division. The combination of the implied valuation ranges of United Presidential and the Education Division adjusted for corporate charges and the value of a runoff block of business in Washington National Insurance Company results in an implied valuation range for the Washington National common stock of $31.30 to $35.43.

     An analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Washington National and other factors that could affect the acquisition value of the companies to which it is being compared. Mathematical analysis (such as determining the average or median) is not itself a meaningful method of using comparable transaction data.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all its analysis as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Washington National.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Washington National. The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were performed solely as part of Morgan Stanley's analysis of whether the consideration to be received by the holders of shares of Washington National Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders, and were conducted in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which Washington National might actually be sold.

     As described above, the Morgan Stanley Opinion and the information provided by Morgan Stanley to the Washington National Board were two of a number of factors taken into consideration by the Washington National Board in making its determination to recommend adoption of the Merger Agreement and the transactions contemplated thereby. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Washington National Board or the view of the management with respect to the value of Washington National.

     The Merger Consideration to be received by the holders of Washington National Common Stock pursuant to the Merger Agreement was determined through negotiations between Conseco and Washington National and was approved by the entire Washington National Board.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, financings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estates, corporate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities or senior loans of Washington National and Conseco for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short term position in such securities. In the past, Morgan Stanley has provided financial advisory and financing services to Washington National (including in connection with Washington National's transactions with Pioneer and Trustmark) and Conseco and its affiliates, for which services Morgan Stanley has received customary fees.

     Pursuant to a letter agreement dated April 29, 1996 between Washington National and Morgan Stanley, Morgan Stanley is entitled to (i) an advisory fee of between $200,000 and $250,000 or, if the transaction with Conseco is consummated, a transaction fee, which is a percentage of the aggregate value of the transaction between Washington National and Conseco, which is estimated to be $3.52 million, and (ii) certain additional advisory fees and time and efforts fees, as appropriate. Washington National has also agreed to reimburse Morgan Stanley for its reasonable expenses, including the fees of its outside counsel engaged with Washington National's consent. In addition, Washington National has agreed to indemnify Morgan Stanley and its affiliates against certain liabilities and expenses, including liabilities under federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND POSSIBLE CONFLICTS OF INTEREST

     Washington National stockholders should be aware that the directors and certain members of management of Washington National may be deemed to have certain interests in the Merger in addition to their interests as Washington National stockholders. Conseco has agreed to indemnify the officers and directors of Washington National for pre-closing matters and will provide indemnification insurance with respect to this obligation. Directors' and officers' liability insurance will be continued for the directors and officers of Washington National by Conseco for a three-year period following the Effective Time of the Merger. In addition, each member of Washington National's senior management, Robert W. Patin, Wade G. Brown, James N. Plato, Thomas Pontarelli and Thomas C. Scott, has an employment agreement with Washington National or its wholly-owned subsidiaries, which provides for continued employment during the two-year period following the dates of the agreements, subject to automatic extensions of one day for each day served during the terms of the agreements. The employment agreements provide base compensation plus any bonus payable under the Washington National Annual Pay-At-Risk Plan. The agreements further provide that the base compensation is subject to annual review by the compensation committee of Washington National's Board but may not be reduced in any year without the consent of the executive officer. Washington National (or its successor) or the executive officer may terminate the agreement for any reason; however, if Washington National (or its successor) terminates the employment of the executive officer for other than "good cause," or if the executive officer terminates his employment for "good reason," then Washington National (or its successor) is required to make a lump sum payment to the executive officer in an amount equal to two years' salary and bonuses for both years under the Annual Pay-At-Risk Plan that is at least equal to the most recent bonus or if greater the 1996 bonus. In addition, each member of Washington National's senior management has an employment termination agreement with Washington National, which provides certain benefits to him if his employment is terminated under certain circumstances within twenty-four months of a change in control of Washington National. Washington National (or its successor) or the executive officer may terminate the agreement for any reason; however, if Washington National (or its successor) terminates the employment of the executive officer for other than "good cause," or if the executive officer terminates his employment for "good reason," then Washington National (or its successor) is required to make a lump sum payment to the executive officer in an amount equal to one year's salary and bonuses under the Washington National Annual Pay-At-Risk Plan. Based on current salary and bonus levels, Messrs. Patin, Brown, Plato, Pontarelli and Scott would be entitled to respective payments of $3,100,476, $926,763, $1,514,325, $1,258,236, and $1,183,539. In
addition, the officers and directors of Washington National will receive certain severance payments and accelerated payments under certain of Washington National's benefit plans and will have their options to acquire Washington National Common Stock purchased for cash. The Conseco Board and the Washington National Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transaction contemplated thereby and in recommending for stockholder approval the Merger Agreement and the transactions contemplated thereby. See "-- Indemnification," and "THE TERMS OF THE MERGER" and "-- Certain Covenants -- Severance," "-- Retiree Life and Health Plan" and "-- Directors' Retirement and Income Plan."

INDEMNIFICATION

     Conseco and Washington National have agreed that, from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless each present and former director and officer of Washington National and its subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Washington National or such subsidiary would have been permitted under applicable law and the Certificate of Incorporation or Bylaws of Washington National (the "Washington National Certificate of Incorporation" and "Washington National Bylaws," respectively) or such subsidiary in effect on the date of the Merger Agreement to indemnify such person (and the Surviving Corporation will also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). In addition, Conseco has agreed that all rights to indemnification and exculpation existing in favor of the Indemnified Parties under the indemnification agreements currently in place between Washington National and any such Indemnified Party will survive and continue in full force and effect after the Effective Time in accordance with their terms. Moreover, for a period of three years after the Effective Time, Conseco has also agreed to maintain in effect the current policies of directors' and officers' liability insurance maintained by Washington National, the premiums on which insurance have been paid in full by Washington National, (provided that Conseco may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in all material respects to the Indemnified Parties) with respect to claims arising from facts or events which occurred before the Effective Time.

CONSECO'S SOURCE AND AMOUNT OF FUNDS

     It is expected that approximately $450 million will be paid by Conseco to finance the payment of the Merger Consideration and the expenses and other amounts relating to the Merger. Conseco is considering a number of alternatives to finance these payments, including the incurrence of additional indebtedness, the issuance of preferred securities, the sale of additional Conseco common stock, or some combination thereof.

ACCOUNTING TREATMENT

     Conseco will account for the Merger as a purchase for accounting and financial reporting purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following summary discusses the material federal income tax consequences of the Merger to Washington National stockholders. The summary is based upon the Internal Revenue Code of 1986, as amended, (the "Code"), applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof, including modifications made by the Taxpayer Relief Act of 1997. All of the foregoing are subject to change, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of Washington National Common Stock hold such shares as a capital asset, and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, corporate stockholders which are collapsible corporations, non-United States persons and stockholders who acquired shares of Washington National Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, nor any consequences arising under the laws of any state, locality or foreign jurisdiction.

     The receipt of cash by a Washington National stockholder in the Merger or pursuant to the exercise of dissenters' appraisal rights will be a taxable transaction for federal income tax purposes under the Code and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Merger and the stockholder's adjusted tax basis in the Washington National Common Stock purchased pursuant to the Merger. For federal income tax purposes, such gain or loss will be a capital gain or loss if the shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder meets one of the holding periods set forth below as of the Effective Time. There are significant limitations on the deductibility of capital losses by individuals or corporations. Capital losses can offset capital gains on a dollar-for-dollar basis and, in the case of an individual stockholder, capital losses in excess of capital gains can be deducted to the extent of $3,000 annually. An individual can carry forward unused capital losses indefinitely. A corporation can utilize capital losses only to offset capital gain income; a corporation's unused capital losses can be carried back three years and forward five years.

     Long-term capital gains recognized after July 28, 1997, on marketable securities such as the shares of Washington National Common Stock will be taxable at a maximum rate of 20% for individuals if the individual's holding period is more than 18 months and 28% if the holding period is more than one year but not more than 18 months, and 35% for corporations. Ordinary income is taxable at a maximum rate of 39.6% for individuals and 35% for corporations.

     THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, WASHINGTON NATIONAL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

REGULATORY APPROVALS

     Insurance. The consummation of the Merger will require the approval of the Illinois Director of Insurance and the Indiana Commissioner of Insurance under the insurance codes (the "Insurance Codes") of such states, which are the domiciliary jurisdictions of the insurance companies owned by Washington National. The Illinois and Indiana Insurance Codes contain provisions applicable to the acquisition of control of a domestic insurer, including a presumption of control that arises from the ownership of 10% or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. The filing of an application for acquisition of control of a domestic insurer gives rise to a mandatory public hearing in Indiana and a discretionary public hearing in Illinois. On or about October 15, 1997, Conseco filed its acquisition of control applications with the Illinois and Indiana Departments of Insurance.

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until requisite pre-merger notifications have been filed and certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC, and a specified waiting period has expired or been terminated. Washington National and Conseco each filed its pre-merger notification and report forms under the HSR Act with the FTC and the Antitrust Division on or about October 15, 1997. At any time before or after the Effective Time, the Antitrust Division, if it deems it to be necessary or desirable in the public interest to do so, could act under the federal antitrust laws and seek to enjoin consummation of the Merger or seek the divestiture of substantial assets of Conseco or Washington National. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state attorney general also could take action under its antitrust laws to seek to enjoin consummation of the Merger or seeking divestiture of substantial assets of Conseco or Washington National. Private parties also may take legal action under federal and/or state antitrust laws under certain circumstances. Conseco and Washington National believe that the Merger will comply with federal and state antitrust laws. However, there can be no assurance that a challenge to consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Conseco and Washington National would prevail or would not be required to accept certain conditions, including certain divestitures, in order to consummate the Merger.

     Other than the expiration or early termination of the relevant waiting periods under the HSR Act and the approval of the Illinois and Indiana insurance regulators, there are no regulatory approvals required from any governmental authorities to consummate the Merger.

DISSENTERS' APPRAISAL RIGHTS

     Delaware Law sets forth certain rights and remedies applicable to stockholders of record of Washington National who may object to the Merger. These rights are available only to stockholders holding shares of Washington National Common Stock through the Effective Time (the "Dissenting Shares") and who comply with the requirements of Section 262 of Delaware Law. Set forth below is a summary of the rights provided to the holders of Washington National Common Stock by Section 262 of Delaware Law. A copy of Section 262 of the Delaware Law is attached to this Proxy Statement as ANNEX B. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to ANNEX B. This discussion and ANNEX B should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, because the failure to comply strictly with the procedures set forth herein or therein will result in the loss of such appraisal rights. Any Washington National common stockholder who contemplates the assertion of appraisal rights is urged to consult his or her own counsel.

     Under Section 262 of the Delaware Law, when a merger is to be submitted for approval at a meeting of stockholders, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262 of the Delaware Law. This Proxy Statement constitutes such notice to Washington National stockholders.

     Washington National common stockholders who desire to exercise their appraisal rights must satisfy all of the following conditions. Any such Washington National stockholder must be a stockholder of record of Washington National from the date he or she makes a written demand for appraisal (as described below) through the Effective Time and must continuously hold his Dissenting Shares throughout the period between such dates. A written demand for appraisal of the Dissenting Shares must be delivered to the Corporate Secretary of Washington National before the stockholder vote at the Special Meeting. The demand will be sufficient if it reasonably informs Washington National of the identity of the Washington National stockholder and that the Washington National stockholder intends thereby to demand the appraisal of his Dissenting Shares. Any written demand for appraisal of Dissenting Shares must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger Agreement. Although a Washington National common stockholder must vote against, abstain from voting or fail to vote on the Merger Agreement to preserve his or her rights to appraisal, a vote against, a failure to vote or an abstention from voting will not, in and of itself, constitute a demand for appraisal within the meaning of Section 262 of Delaware Law.

     Holders of Dissenting Shares electing to exercise their appraisal rights under Section 262 of Delaware Law must neither vote for approval of the Merger Agreement nor consent thereto in writing. A Washington National stockholder who signs and returns a proxy card without expressly specifying a vote against approval of the Merger Agreement or a direction to abstain, by checking the applicable box on the proxy card enclosed herewith, effectively will waive appraisal rights as to those shares because, in the absence of express instructions to the contrary, such Dissenting Shares will be voted in favor of the Merger Agreement. Accordingly, a Washington National stockholder who desires to perfect his or her appraisal rights with respect to any Dissenting Shares must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning a proxy card and from voting in person in favor of the Merger Agreement or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or affirmatively vote in person at the Special Meeting against the Merger Agreement or register in person at the Special Meeting an abstention with respect thereto.

     A demand for appraisal must be executed by or for the Washington National common stockholder, fully and correctly, exactly as such Washington National stockholder's name appears on the certificate or certificates representing his or her Dissenting Shares. If the Dissenting Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Washington National common stockholder; however, the agent must identify the beneficial owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a Washington National stockholder holds Dissenting Shares through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such Dissenting Shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the holder of record.

                              TERMS OF THE MERGER

     The following is a summary of certain provisions of the Merger Agreement. A copy of the Merger Agreement is attached as ANNEX A to this Proxy Statement and is incorporated herein by reference. All capitalized terms not defined herein shall have the meaning assigned to them in the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

THE MERGER; EFFECTIVE TIME

     Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Conseco Sub will merge with and into Washington National, the separate corporate existence of Conseco Sub will cease, and Washington National will survive as a wholly owned subsidiary of Conseco. The Merger will become effective upon the execution and filing of a Certificate of Merger with the Secretary of State of Delaware. Such filing will be made or otherwise become effective on the Closing Date, which Closing Date will be no later than two business days after satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement. It is presently contemplated that the Closing Date and the Effective Time will occur immediately after approval of the Merger at the Special Meeting, which is currently scheduled to take place on November 17, 1997, or as soon as practicable thereafter.

MERGER CONSIDERATION

     General. At the Effective Time, each outstanding share of Washington National Common Stock (other than treasury shares and Dissenting Shares) will be converted into the right to receive the Merger Consideration.

     Treasury Shares. Each share of Washington National Common Stock issued and outstanding immediately prior to the Effective Time which is then held as a treasury share by Washington National immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Washington National, be cancelled and cease to exist, without any conversion thereof.

PAYMENT PROCEDURES

     Payment of the Merger Consideration. Promptly after the Effective Time, a designated paying agent (the "Paying Agent") will mail to each person who was, as of the Effective Time, a holder of record of shares of Washington National Common Stock, a letter of transmittal to be used by such holders in forwarding their Certificates, and instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, the holder of such Certificate will be entitled to receive the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered (as described below), and the Certificate so surrendered will be cancelled. WASHINGTON NATIONAL STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     On or after the Effective Time, there will be no transfers on the transfer books of Washington National of shares of Washington National Common Stock which were outstanding immediately prior to the Effective Time.

     No interest will be paid or accrued on the Merger Consideration payable upon surrender of Certificates.

     In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Conseco, the posting by such person of a bond in such reasonable amount as Conseco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof.

CANCELLATION OF EMPLOYEE OPTIONS AND PURCHASE OF RESTRICTED STOCK

     As of September 19, 1997, there were options (the "Employee Options") to purchase 869,805 shares of Washington National Common Stock and 4,500 shares of restricted Washington National Common Stock (the "Restricted Stock") outstanding under the Washington National Corporation Stock Benefit Plan, as amended. Each Employee Option outstanding immediately prior to the Effective Time will be cancelled by Washington National in exchange for the right to receive from Washington National an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of shares of Washington National Common Stock subject to such Employee Option and (ii) the excess, if any, of the sum of the Merger Consideration over the exercise price per share of Washington National Common Stock subject to such Employee Option. Each share of Restricted Stock outstanding immediately prior to the Effective Time will be purchased by Washington National for $41.56 in cash (125% of the Merger Consideration, with the 25% premium for associated income tax liabilities), less applicable withholding taxes. The Employee Options and Restricted Stock will be retired at an aggregate cost to Washington National of $9,147,504.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Washington National, regarding among other things: organization, standing and corporate power to conduct business, capitalization, significant subsidiaries, corporate power and authority to enter into the Merger Agreement, absence of conflicting agreements, consents and approvals, filings with the Commission, absence of certain changes or events, absence of undisclosed liabilities, employee benefit plans, taxes and tax returns, compliance with all applicable laws, insurance issued, rating agencies, opinion of financial advisor, brokerage and finder's fees, environmental matters, litigation, labor relations, health insurance transactions, and voting requirements. The Merger Agreement also contains various representations and warranties of Conseco, regarding among other things: organization, standing and corporate power to conduct business, corporate power and authority to enter into the Merger Agreement, absence of conflicting agreements, consents and approvals, filings with the Commission, litigation, financing, brokerage and finder's fees, and voting requirements.

CERTAIN COVENANTS

     Special Stockholders Meeting. In the Merger Agreement Washington National agreed to take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders for the purpose of obtaining the requisite stockholder approval of the Merger. Moreover, Washington National has also agreed, through its board of directors, to recommend to its stockholders approval of the Merger.

     No Solicitation. Washington National has agreed not to, nor to authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Washington National or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the Washington National Board of Directors may furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal after the date of the Merger Agreement, if, and only to the extent that, (x) the Washington National Board, after consultation with and based upon the advice of outside counsel, concludes in good faith that such action is necessary for the Washington National Board to comply with its fiduciary duties to stockholders under applicable law and (y) Washington National (a) provides reasonable notice to Conseco to the effect that it is taking such action and (b) receives from such person or entity an executed confidentiality agreement substantially similar to the confidentiality agreement entered into between Washington National and Conseco, except that such confidentiality agreement shall not prohibit such person or entity from making an unsolicited proposal regarding a Acquisition Proposal to the Washington National Board. Washington National is required to promptly advise Conseco orally and in writing of the receipt by it after the date of the Merger Agreement of any Acquisition Proposal, or any inquiry which could lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or entity making any such Acquisition Proposal or inquiry, provided that Washington National has no obligation to disclose the identity of such person or entity if such disclosure would violate the terms of any agreement outstanding on the date of the Merger Agreement with such person or entity, or the Washington National Board, after consultation with and based upon the advice of outside counsel, concludes in good faith that such disclosure would violate its fiduciary duties or would be otherwise inconsistent with applicable law. An "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving Washington National or any significant subsidiary, or any purchase (including without limitation by way of any reinsurance transaction) of all or any significant portion of the assets of Washington National or any significant subsidiary, or any other business combination (including without limitation the acquisition of an equity interest therein) involving Washington National or any significant subsidiary, other than the transactions contemplated by the Merger Agreement.

     Washington National Board Action. The Washington National Board has agreed not to (i) withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal, or
(iii) enter into any agreement with respect to any Acquisition Proposal, unless Washington National receives a proposal regarding an Acquisition Proposal and the Washington National Board concludes in good faith, after consultation with and based upon the advice of outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Washington National Board to withdraw or modify its approval or recommendation of the Agreement or the Merger, approve or recommend such an Acquisition Proposal or enter into an agreement with respect to such an Acquisition Proposal. Notwithstanding the foregoing, Washington National may take and disclose to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or may make any disclosure to the Washington National stockholders which, in the good faith judgment of the Washington National Board based on advice of outside counsel, is required under applicable law; provided that Washington National does not withdraw or modify its position with respect to the Merger or approve or recommend an Acquisition Proposal, except under the circumstances described in the preceding sentence.

     Severance. During the twelve month period commencing on the Effective Time, Conseco has agreed to provide coverage to individuals employed by Washington National or a significant subsidiary on the Effective Time in accordance with the terms of Washington National's Severance Pay Policy as in effect on the date of the Merger Agreement.

     Retiree Life and Health Plan. The Merger Agreement provides that Washington National will continue to provide retiree life and health benefits to certain employees (and to their eligible dependents) of Washington National or a significant subsidiary who, upon their retirement before, at or after the Effective Time are or would be entitled to benefits in accordance with the terms of Washington National's retiree life and health benefits program included in the Washington National Group Insurance Plan as in effect on the date of the Merger Agreement, subject to Conseco's right to make reasonable adjustments to the retiree health benefits, including, but not limited to, amounts deductible, the extent of retirees' obligations to pay premiums, introduction of managed care options or other adjustments permitted by law or regulation.

     Directors' Retirement Income Plan. Washington National intends to terminate its Directors' Retirement Income Plan prior to the Effective Time. If, however, prior to the Effective Time, Washington National has not terminated and provided for the funding of benefits under the Directors' Retirement Income Plan, from and after the Effective Time, Conseco will honor, in accordance with its terms, Washington National's Directors' Retirement Income Plan, as in effect on the date of the Merger Agreement, and shall pay all benefits that become due under such plan to any participant therein or to the beneficiary of a deceased participant, provided that Conseco has the right after the Effective Time to terminate such plan and provide for the funding of benefits thereunder.

     Certain Employee Benefit Payments. Washington National and Conseco have agreed that during the period from the date of the Merger Agreement to the Closing Date, Washington National, by action and at the discretion of its compensation committee (the "Compensation Committee"), has the right but not the obligation to make the following payments and allocations with respect to all individuals employed by Washington National or any of its subsidiaries on July 1, 1996, including the employees identified in the Disclosure Schedule to the Merger Agreement whose employment with Washington National or any of its subsidiaries terminated with Washington National's approval prior to the date of the Merger Agreement and any employee whose employment may be terminated by Washington National with the consent of Conseco prior to the Closing Date (collectively, the "Eligible Employees"): (i) Washington National's profit sharing contribution to the Washington National Corporation Profit Sharing Plan (the "Profit Sharing Plan") for calendar year 1997, in the amount of 5% of compensation as defined in the Profit Sharing Plan (which Profit Sharing plan shall be amended prior to the Closing Date to permit contributions to be made on behalf of any Eligible Employee who is not a current employee of Washington National or any of its subsidiaries), may, in the discretion of the Compensation Committee and to the extent permitted by the Profit Sharing Plan, be allocated to the accounts maintained under the Profit Sharing Plan for the Eligible Employees on the earlier of the Closing Date and March 15, 1998; (ii) each Eligible Employee may be paid a lump sum payment under the Annual Pay At Risk Plan for the period that such Eligible Employee was employed by Washington National or any of its subsidiaries in calendar year 1997 and calendar year 1998, (a), with such payments for calendar year 1997 to be made on the earlier of the Closing Date, and March 15, 1998 provided that such payments shall not in the aggregate exceed $310,000 per month for the entire 1997 calendar year, regardless of the Closing Date, and (b) with such payments for calendar year 1998 to be made on the Closing Date provided that such amounts shall not in the aggregate exceed $240,000 per month, including a prorated amount based upon the number of days elapsed in the month in which the Closing Date occurs; (iii) each Eligible Employee may be paid a lump sum payment under the Long Term Pay At Risk Plan for the 1995-1997, 1996-1998 and 1997-1999 performance periods, for the period that such Eligible Employee was employed by Washington National or any of its subsidiaries during the 1995-1997 performance period, the 1996-1998 performance period and/or the 1997-1999 performance period, as applicable, (x) with such payments for the 1995-1997 performance period to be made on the earlier of the Closing Date or March 15, 1998 provided that such payment shall not in the aggregate exceed $445,000 for the period through December 31, 1996 and $19,000 per month for each month in 1997, including a prorated amount for the month in which the Closing Date occurs (if the Closing Date occurs in 1997),
(y) with such payments for the 1996-1998 performance period to be made on the Closing Date provided that such payments shall not in the aggregate exceed $235,000 for the period through December 31, 1996 and $19,500 per month for each month in 1997 and 1998, including a prorated amount based upon the number of days elapsed in the month in which the Closing Date occurs, and (z) with such payments for the 1997-1999 performance period to be made on the Closing Date, provided that such payments shall not in the aggregate exceed $19,000 per month for each month in the period, including a prorated amount based upon the number of days elapsed in the month in which the Closing Date occurs; (iv) Washington National shall make all required contributions under the terms of the Washington National Employee Savings Plan and the Washington National Pension Plan Plus (which plans shall be amended prior to the Closing Date to permit contributions to be made on behalf of any Eligible Employee who is not a current employee of Washington National or any of its subsidiaries and to permit contributions to be made on a date other than the end of the calendar quarter in the event the Closing Date falls on such date) for the period commencing on the date of the Merger Agreement and ending on the Closing Date, with contributions to be made on the Closing Date; (v) Washington National shall continue to credit participants under the terms of the Washington National Corporation Supplemental Executive Retirement Plan ("SERP") (which shall be amended prior to the Closing Date to permit credits to be determined on the earlier to occur of the Closing Date and the participant's date of termination of employment) with respect to all compensation (excluding severance, change of control or similar benefits) earned by such participants through the Closing Date or their earlier date of termination of employment. Washington National shall terminate the SERP immediately prior to the Effective Time; and (vi) each Eligible Employee who held any shares of Restricted Stock as of July 1, 1996 and whose Restricted Stock has been forfeited as of the date of the Merger Agreement may be paid a lump sum payment in consideration for such forfeited Restricted Stock in an amount in cash equal to $41.56, less applicable withholding taxes, with such payments to be made on the earlier of the Closing Date and March 15, 1998, provided that such payments do not in the aggregate exceed $322,109. In lieu of granting stock options to certain Eligible Employees and the directors of Washington National in 1997, Washington National may, by action and at the discretion of its Compensation Committee, pay bonuses to such persons in an amount not to exceed $565,950 in the aggregate, representing the difference between the Merger Consideration and the price of the Common Shares on March 14, 1997 (the designated stock option grant date in 1997).

     Office Property. Washington National and Conseco have agreed that Washington National shall have a right but not an obligation to enter into a contract providing for the lease or sublease of office property by Washington National on commercially reasonable terms beginning October 1, 1997 for a term not to exceed one year, provided, however, that no such lease or sublease shall be entered into without Conseco's consent, which consent shall not be unreasonably withheld.

     Letter of the Company's Accountants. Washington National has agreed to use commercially reasonable efforts to cause to be delivered to Conseco a letter of Ernst & Young LLP, Washington National's independent public accountants, dated a date within two business days before the Closing Date, addressed to Conseco, in form and substance reasonably satisfactory to Conseco and customary in scope and substance for letters delivered by independent public accountants in connection with similar transactions.

     Litigation. Washington National has agreed to give Conseco the opportunity to participate in the defense or settlement of any pending litigation disclosed in the Washington National's Filed SEC Documents (as defined) or any litigation against Washington National and its directors relating to the transactions contemplated by the Merger Agreement; provided, however, that no such settlement shall be agreed to without Conseco's consent, which consent shall not be unreasonably withheld.

     Failure to Close. If the Merger Agreement is terminated for any reason, other than for a breach by Washington National, Washington National and Conseco have agreed that for a period of two years from the date of termination of the Merger Agreement, Conseco will not, and will cause its subsidiaries not to, solicit for employment any management employee or member of the sales force of Washington National or its subsidiaries, it being understood that the term "solicit" does not include advertising or other broad-based recruiting methods or solicitation by an employee search firm so long as such search firm is not encouraged or directed by Conseco or its subsidiaries to solicit such employees of Washington National or its subsidiaries.

CERTAIN AGREEMENTS REGARDING CONDUCT OF BUSINESS PENDING THE MERGER

     Conduct of Business by Washington National. Washington National has agreed, from the date of the Merger Agreement through the Effective Time, to cause its management and that of its significant subsidiaries to consult on a regular basis and in good faith with the employees and representatives of Conseco concerning the management of Washington National and its significant subsidiaries' businesses, including without limitation the policies and practices of Washington National and its significant subsidiaries with respect to (i) the ceding or assumption of reinsurance or coinsurance or the termination or modification of existing reinsurance or coinsurance agreements, (ii) significant underwriting, actuarial, tax, accounting, legal and investment issues (including matters related to tax audits or the establishment, review and modification of insurance and other reserves), (iii) significant matters relating to the conditions, forms and pricing of new kinds of insurance policies and annuity contracts and (iv) significant matters relating to the agency force, product distribution, commissions and similar matters. During the period from the date of the Merger Agreement to the Effective Time, Washington National has agreed to, and has agreed to cause its significant subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use best efforts to preserve intact their current business organizations, keep in full force and effect their insurance licenses, permits and franchises, keep available the services of their current key officers, employees, agents, and field representatives, and preserve the goodwill of regulators, policyholders or those engaged in material business relationships with them.

     During the period from the date of the Merger Agreement to the Effective Time, Washington National has agreed to not, and has agreed to not permit any of its significant subsidiaries to, without the prior consent of Conseco: (i) adopt or propose any change to the Washington National Certificate of Incorporation or the

Washington National By-Laws; (ii) (x) declare, set aside or pay any dividends on, or make any other distributions with respect to, any of Washington National's or its subsidiaries' outstanding capital stock (other than the regular quarterly cash dividends not in excess of $.27 per share of Washington National Common Stock so long as the Common Stock remains outstanding, with usual record and payment dates and in accordance with Washington National's present dividend policy), (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests of Washington National other than the Employee Options and Restricted Stock to be cancelled and purchased, as the case may be; (iii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than upon the exercise of Employee Options outstanding on the date of the Merger Agreement, or the issuance of shares of Washington National Common Stock under Washington National's dividend reinvestment plan or issue or make any awards under any phantom stock plan; (iv) acquire, form or commence the operations of any business or any corporation, partnership, joint venture, association or other business organization or division or block of in-force business thereof;
(v) take any action that, if taken prior to the date of the Merger Agreement, would have been required to be disclosed in Washington National's Disclosure Schedule to the Merger Agreement or that would otherwise cause any of its representations and warranties contained in the Merger Agreement not to be true and correct in all material respects; (vi) sell, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets that are material to Washington National or its significant subsidiaries taken as a whole, except for the sale of investments in the ordinary course of business consistent with past practice; (vii) (x) except for the dollar amount required to cancel and cash out the Employee Options and the Restricted Stock, incur any indebtedness for borrowed money (other than short-term indebtedness for general corporate purposes not to exceed $5,000,000 at any time) or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to Washington National or any direct or indirect wholly-owned subsidiary of Washington National or (y) make any loans or advances to any other person, other than to Washington National or to any direct or indirect wholly-owned subsidiary of Washington National, and other than routine advances in the ordinary course of business to employees or agents, or policyholder loans; (viii) make any tax election or settle or compromise any income tax liability that would reasonably be expected to be material to Washington National and its significant subsidiaries taken as a whole; (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with the past practice or in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the June 30, 1996 consolidated financial statements (or the notes thereto) of Washington National filed with the Commission or incurred since the date of such financial statements in the ordinary course of business consistent with past practice; (x) except in the ordinary course of business, modify, amend or terminate, or waive, release or assign any material rights or claims under or enter into or obtain any material agreement, permit, concession, franchise, license or similar instrument to which Washington National or its significant subsidiary is a party, other than those contracts, agreements or licenses modified, amended or terminated in accordance with the terms of the reinsurance agreement between Washington National and Trustmark Insurance Company; (xi) invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of its assets and properties, and any cash funds currently held by it, in any investments other than cash equivalent assets or in short-term investments (consisting of United States government issued or guaranteed securities, or commercial paper rated A-1 or P-1), except (i) as otherwise required by law,
(ii) as required to provide cash (in the ordinary course of business and consistent with past practice) to meet its actual or anticipated obligations or
(iii) publicly-traded corporate bonds that are rated investment grade by at least two nationally recognized statistical rating organizations; (xii) except as may be required by law, (i) make any representation or promise, oral or written, to any employee or former director, officer or employee of Washington National or any subsidiary which is inconsistent with the terms of any Benefit Plan; (ii) make any change to, or amend in any way, the contracts, salaries, wages, or other compensation of any employee or any agent or consultant of Washington National or any subsidiary other than (a) changes or amendments that are required under existing contracts, (b) changes after January 1, 1998 with respect to employees whose current annual salary is less than $50,000 that are made in the ordinary course of business and consistent with past practice and that do not exceed 5% for any such employee, or (c) changes with respect to agents or consultants that are made in the ordinary course of business and consistent with past practice; or (iii) adopt, enter into, amend, alter or terminate, partially or completely, any Benefit Plan or any election made pursuant to the provisions of any Benefit Plan, to accelerate any payments, obligations or vesting schedules under any Benefit Plan; (xiii) fail to pay any Taxes or file any Tax Return on a timely basis or fail to make any estimated payment of Taxes on a timely basis; (xiv) lease or purchase any property, except for such leases or purchases of property that do not in the aggregate exceed $50,000, or enter into any transitional services agreement; or (xv) authorize any of, or commit or agree to take any of the foregoing actions. In addition, Washington National has agreed to allow representatives of Conseco to have access to the management and other personnel of Washington National and its subsidiaries so that Conseco can be fully informed at all times as to significant executive, legal, financial, investment, marketing and other operational matters involving Washington National, its subsidiaries and their businesses. Moreover, Conseco and Washington National have agreed with respect to employee and employee benefit matters that, between the date of the Merger Agreement and the Effective Time, (i) Washington National shall not, and shall not permit its subsidiaries to, enter into or modify the terms of any employment agreement, severance agreement or similar agreement or any employee benefit plan, or make any bonus payment (in each case except as otherwise provided in certain sections of the Merger Agreement), without the prior written consent of Conseco and (ii) Washington National shall in its reasonable judgment and after consulting with Conseco continue to make all decisions with respect to employees, including hiring and firing decisions, in the ordinary course of business.

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of Washington National and Conseco to consummate the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions: (i) Washington National stockholders shall have approved the Merger Agreement and the transactions contemplated thereby, (ii) Washington National, Conseco and Conseco Sub shall have obtained all required consents, approvals, permits and authorizations required to consummate the transactions contemplated by the Merger Agreement, in each case without any condition that could reasonably be expected to have a Material Adverse Effect (as defined), from (a) the Departments of Insurance of Illinois and Indiana, and (b) any other Governmental Entity (as defined) whose consent, approval, permission or authorization is required by reason of a change in law after the date of the Merger Agreement, unless the failures to obtain such consent, approval, permission or authorization would not reasonably be expected to have a Material Adverse Effect nor materially and adversely affect the validity or enforceability of the Merger Agreement (Washington National and Conseco have agreed that no consent or approval of any proposed dividend payable by Washington National or any of its Significant Subsidiaries shall be required as a condition to Conseco's obligation to effect the Merger), (iii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired, and (iv) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

     Conditions to Washington National's Obligation to Effect the Merger. The obligation of Washington National to effect the Merger is further subject to the following additional conditions unless waived by Washington National: (i) the representations and warranties of Conseco contained in the Merger Agreement shall be true and correct in all material respects (but as to any representation qualified as to materiality disregarding for this purpose such materiality qualification) on the date of the Merger Agreement and (except to the extent specifically given as of an earlier date) and on and as of the Closing Date, and
(ii) Conseco shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under the Merger Agreement. Although Washington National has no present intention to waive any material condition to the Merger, in the event that a material condition to the Merger is waived, Washington National would distribute a supplement to this Proxy Statement to disclose the waiver and all material related consequences, including risks to investors, and would resolicit its stockholders with respect to a vote on the Merger Agreement.

     Conditions to Conseco's Obligation to Effect the Merger. The obligations of Conseco to effect the Merger are further subject to the following additional conditions unless waived by Conseco: (i) the representations and warranties of Washington National shall be true and correct in all material respects (but as to any representation qualified as to materiality disregarding for this purpose such materiality qualification) on the date of the Merger Agreement (except to the extent specifically given as of an earlier date) and on and as of the Closing Date as though made on the Closing Date, and (ii) Washington National shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date.

TERMINATION

     The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after stockholder approval, (a) by mutual written consent of Conseco and Washington National; (b) by either Conseco or Washington National (i) if the Merger shall fail to receive the requisite vote for adoption by the Washington National stockholders at the Special Meeting,
(ii) if the Merger is not consummated on or before January 31, 1998 (subject to the right of Washington National or Conseco to extend such date by not more than 60 days if such party believes in good faith that all conditions to closing can be satisfied within such 60 day period); provided that either party may terminate the Agreement on or after such earlier date on which it can be reasonably determined that it will be impossible to consummate the Merger by January 31, 1998 (or by such later date to which it has been extended), unless the failure to consummate the Merger is the result of a material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement, (iii) if any government entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or (iv) if the Washington National Board (x) withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger,
(y) approves or recommends an Acquisition Proposal, or (z) enters into any agreement with respect to any Acquisition Proposal, after Washington National receives a proposal regarding an Acquisition Proposal and the Washington National Board concludes in good faith, after consultation with and based upon the advice of outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Washington National Board to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal; (c) by Washington National, upon a material breach of any representation or warranty of Conseco or Conseco fails to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of Conseco is or becomes untrue in any material respect, in either case such that certain conditions would be incapable of being satisfied by January 31, 1998 (unless extended as provided above), provided that a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date; or (d) by Conseco, upon a material breach of any representation or warranty of Washington National or Washington National fails to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of Washington National is or becomes untrue in any material respect, in either case such that certain conditions would be incapable of being satisfied by January 31, 1998 (unless extended as provided above), provided that a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date.

TERMINATION FEE

     In the event of termination of the Merger Agreement by either Washington National or Conseco, except as provided below, the Merger Agreement will become null and void and have no effect, without any liability or obligation on the part of Conseco or Washington National, other than with respect to (i) the confidentiality agreement between Conseco and Washington National, (ii) expenses (as described below), and (ii) the Termination Payment (as defined). In the event of termination of the Merger Agreement by either Washington National or Conseco as a result of the Washington National Board (i) withdrawing or modifying its approval or recommendation of the Merger Agreement or the Merger, (ii) approving or recommending an Acquisition Proposal, or (iii) entering into any agreement with respect to any Acquisition Proposal, after Washington National receives a proposal regarding an Acquisition Proposal and the Washington National Board concludes in good faith, after consultation with and based upon the advice of outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it was necessary for the Washington National Board to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal, Washington National shall pay Conseco $10,000,000 in cash, as liquidated damages and not as a penalty, immediately upon such termination, in same-day funds, provided that Conseco shall not be in material breach of its obligations under the Merger Agreement (the "Termination Payment"). Moreover, Washington National shall pay the Termination Payment if all of the following occur: (i) the Merger Agreement is terminated because the Merger failed to receive the requisite vote for approval and adoption by the Washington National stockholders at the Special Meeting; (ii) Washington National, within fifteen months of the date of the Merger Agreement enters into a written agreement or arrangement to effect an Acquisition Proposal with a party other than Conseco or any of its subsidiaries, which Acquisition Proposal provides consideration with an economic value equal to or greater than the consideration that would have been received in the Merger had it been consummated on the date on which the Merger Agreement was terminated and (iii) the stockholders of Washington National approve the Acquisition Proposal or the transaction which is the subject of such Acquisition Proposal is consummated. The Termination Payment contemplated by the prior sentence is to be paid on the earlier of (i) the consummation of the Acquisition Proposal or (ii) within 60 days after the meeting at which the Washington National stockholders approve the Acquisition Proposal. The Termination Payment, if paid, will be paid only once and is Conseco's sole and exclusive remedy under the Merger Agreement for the termination thereof under the circumstances in which the Termination Payment is paid (regardless of any breach of the Merger Agreement), and upon such delivery of the Termination Payment to Conseco, no person will have any further claim or rights against Washington National under the Merger Agreement.

EXPENSES

     Washington National and Conseco will each pay its own costs and expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the transactions contemplated thereby, except that the filing fee in respect of the notification and report under the HSR Act and the expenses incurred in connection with the printing, mailing and distribution of this Proxy Statement will be borne equally by Conseco and Washington National.

AMENDMENT, EXTENSION AND WAIVER

     The Merger Agreement may be amended by the parties thereto by written agreement prior to the Effective Time, provided that after the approval of the Merger by the Washington National stockholders, no amendment may be made which reduces the Merger Consideration or adversely affects the rights of the Washington National stockholders without the approval of such stockholders.

     At any time prior to the Effective Time, Conseco and Washington National may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement, except the requirement that an amendment to the Merger Agreement be in writing. Any agreement on the part of a party thereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                            THE ADJOURNMENT PROPOSAL

     Washington National is submitting to its stockholders a proposal to authorize the named attorneys-in-facts to vote in favor of the adjournment of the Special Meeting, in the event that there are not sufficient votes to approve the Merger at the time of the Special Meeting. Even though a quorum may be present at the Special Meeting, it is possible that Washington National may not have received sufficient votes to approve the Merger at the time of the Special Meeting. In that event, the Merger could not be approved unless the Special Meeting were adjourned in order to permit further solicitation of proxies.

     In order to allow the proxies that have been received by Washington National at the time of the Special Meeting to be voted for such adjournment, if necessary, Washington National has submitted the question of adjournment under such circumstances, and only under such circumstances, to its stockholders for their consideration. A majority of the shares of Washington National Common Stock represented and voting at the Special Meeting is required in order to approve any such adjournment.

     The Washington National Board unanimously recommends that its stockholders vote their proxies in favor of the adjournment proposal so that their proxies may be used for such purpose, should it become necessary. Properly executed proxies will be voted in favor of such adjournment unless otherwise noted thereon. If it is necessary to adjourn of the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than an announcement of such time and place at the Special Meeting. This adjournment proposal relates only to an adjournment occurring for purposes of soliciting additional proxies for approval of the Merger in the event that there are insufficient votes to approve the Merger at the Special Meeting. Any other adjournment (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

     The Washington National Board retains full authority to postpone the Special Meeting prior to such meeting being convened, without the consent of any stockholder.

                         SELECTED FINANCIAL INFORMATION
              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

     The following selected financial information for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 has been derived from the audited consolidated financial statements of Washington National. The selected financial information set forth below for the six-month period ended June 30, 1996 and 1997, has been derived from the unaudited consolidated quarterly financial statements of Washington National. The selected financial information set forth below should be read in conjunction with the historical financial statements and related notes of Washington National incorporated by reference in this Proxy Statement.

                                                                                                                SIX-MONTH
                                                                                                               PERIOD ENDED
                                                          YEAR ENDED DECEMBER 31,                                JUNE 30,
                                       --------------------------------------------------------------    ------------------------
                                          1992         1993         1994         1995         1996          1996          1997
                                       ----------   ----------   ----------   ----------   ----------    ----------    ----------
OPERATING INFORMATION:(A)
  Total revenues(b)..................  $  291,264   $  300,174   $  305,320   $  317,116   $  328,707    $  162,028    $  169,984
  Operating income(c)
    Pretax operating income from
      continuing operations..........  $   15,757   $   24,835   $   36,577   $   40,024   $   48,572    $   21,796    $   23,919
    Net operating income from
      continuing operations..........  $   10,955   $   15,506   $   23,469   $   26,060   $   30,993    $   14,008    $   15,562
  Income before discontinued
    operations and cumulative effect
    of changes in accounting
    principles.......................  $    8,999   $   18,665   $   24,615   $   26,706   $   32,327    $   14,426    $   14,464
  Income (loss) from discontinued
    operations, net of tax (d).......  $    7,853   $    9,551   $    6,686   $    7,154   $  (25,999)   $  (25,939)   $       --
  Net income (loss)..................  $   (5,967)  $   26,666   $   31,301   $   33,860   $    6,328    $  (11,513)   $   14,464
  Average common shares and
    equivalents outstanding(e).......       9,989       10,755       12,225       12,250       12,438        12,241        12,572
PER SHARE INFORMATION:
  Net operating income from
    continuing operations............  $     1.06   $     1.41   $     1.89   $     2.10   $     2.46    $     1.12    $     1.23
  Income before discontinued
    operations and cumulative effect
    of changes in accounting
    principles.......................  $     0.86   $     1.70   $     1.98   $     2.15   $     2.57    $     1.16    $     1.14
  Net income (loss)..................  $    (0.63)  $     2.45   $     2.53   $     2.73   $      .48    $     (.95)   $     1.14
  Common share dividends.............  $     1.08   $     1.08   $     1.08   $     1.08   $     1.08    $      .54    $      .54
  Book value.........................  $    27.93   $    27.92   $    24.51   $    34.54   $    31.60    $    29.52    $    31.95
  Book value excluding net unrealized
    investment gains (losses) on
    securities available for sale....  $    27.92   $    27.92   $    29.44   $    30.61   $    30.30    $    29.53    $    30.86
BALANCE SHEET INFORMATION:
  Total assets.......................  $2,712,783   $2,854,419   $2,810,568   $3,012,898   $2,869,196    $2,899,003    $2,795,057
  Mortgage and long-term notes
    payable..........................  $   13,870   $    2,434   $    1,907   $    1,309   $      740    $    1,170    $       --
  Shareholders' equity...............  $  288,040   $  348,945   $  306,323   $  437,919   $  403,944    $  373,741    $  403,536
  Shareholders' equity excluding net
    unrealized investment gains and
    losses...........................  $  287,929   $  348,988   $  367,679   $  388,121   $  387,336    $  373,879    $  389,741

---------------

(a) Amounts related to the income statement reflect the 1996 sale of the health business as discontinued operations.

(b) The six-month period ended June 30, 1997 includes $4.6 million of interest on a federal income tax refund.

(c) Income from continuing operations before realized investment gains and losses, divestitures, gains from curtailments of benefit plans, the cumulative effect of accounting changes, charge for home office sublease, and income tax refund.

(d) The year ended December 31, 1996, includes an after-tax loss on the sale of the health business of $25.1 million.

(e) The increase in 1994 of average common shares and equivalents outstanding is a result of the Company's public offering of 2.1 million newly issued shares in the third quarter of 1993 at a price of $23.75 per share.

                           MARKET PRICE AND DIVIDENDS

     Washington National Common Stock is listed and traded on the NYSE under the symbol "WNT." The following table sets forth for the calendar periods indicated the high and low sales prices per share of common stock as reported by the NYSE and the quarterly cash dividends declared on Washington National Common Stock for each quarter since January 1, 1995. The prices reflected in the following table do not include mark-ups, mark-downs or commissions.

                                                                    WASHINGTON NATIONAL
                                                              -------------------------------
                                                                                      CASH
                                                                                    DIVIDENDS
                                                               HIGH        LOW      DECLARED
                                                              -------    -------    ---------
1995:
  First Quarter.............................................  $20.125    $17.750      $0.27
  Second Quarter............................................   21.000     18.000       0.27
  Third Quarter.............................................   25.000     20.500       0.27
  Fourth Quarter............................................   29.250     21.875       0.27
                                                                                      -----
                                                                                      $1.08
1996:
  First Quarter.............................................  $30.500    $25.750      $0.27
  Second Quarter............................................   28.000     25.125       0.27
  Third Quarter.............................................   30.750     25.125       0.27
  Fourth Quarter............................................   29.875     27.125       0.27
                                                                                      -----
                                                                                      $1.08
1997:
  First Quarter.............................................  $29.000    $27.375      $0.27
  Second Quarter............................................  $29.000    $27.125      $0.27
  Third Quarter.............................................  $33.125    $28.375      $0.27
  Fourth Quarter (through October 10, 1997).................  $32.875    $32.438

     The last reported sales price per share of Washington National Common Stock on September 19, 1997, the last trading day prior to the public announcement of the execution of the Merger Agreement was $32.375, as reported on the NYSE Composite Transactions Tape.

     The last reported sales price per share of Washington National Common Stock on October 10, 1997, was $32.75, as reported on the NYSE Composite Transactions Tape. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE WASHINGTON NATIONAL COMMON STOCK PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the stock ownership of all persons known by WNC to be the beneficial owners of more than 5% of the outstanding shares of common stock of WNC (exclusive of treasury stock) as of October 1, 1997 (unless otherwise noted).

                                                             NUMBER OF SHARES
                                                          BENEFICIALLY OWNED(1)
                                                        --------------------------
         NAME AND ADDRESS OF BENEFICIAL OWNER           NUMBER          PERCENTAGE
------------------------------------------------------  -------         ----------
George P. Kendall, Jr.(2).............................  952,803            7.91%
300 Tower Parkway
Lincolnshire, IL 60069
First Chicago NBD Corporation(3)......................  607,199            5.04%
One First National Plaza
Chicago, IL 60670
Shufro, Rose & Ehrman(4)..............................  696,945            5.78%
745 Fifth Avenue
New York, NY 10151
SunTrust Banks, Inc.(5)...............................  856,660            7.11%
25 Park Place, N.E.
Atlanta, GA 30303

-------------------------
(1) The table includes common stock which could be acquired within 60 days by exercise of a stock option.

(2) George P. Kendall, Jr. beneficially owns 952,803 shares of common stock, including 490,071 shares which are also reported under First Chicago NBD Corporation's beneficial ownership total. The 490,071 shares are held by various trusts (including 226,569 shares held by the G.R. Kendall Foundation and Trust) with respect to which George P. Kendall, Jr. and First Chicago NBD Corporation, as well as other members of the Kendall family, share voting and investment power as co-trustees of such trusts. Excluding these 490,071 shares, George P. Kendall, Jr. beneficially owns 126,861 shares or 1.05% of the outstanding shares.

(3) As of September 30, 1997, First Chicago NBD Corporation beneficially owned 607,199 shares of common stock on such date. First Chicago NBD Corporation indicated that it had sole voting power over 10,119 shares, shared voting power over 567,016 shares, sole investment power over 43,670 shares and shared investment power over 563,004 shares. Included in First Chicago NBD Corporation's beneficial ownership total are 490,071 shares which are also reported under George P. Kendall, Jr.'s beneficial ownership total (including 226,569 shares held by the G.R. Kendall Foundation and Trust) over which First Chicago NBD Corporation shares voting and investment power in its capacity as co-trustee with, among others, George P. Kendall, Jr., a director of WNC.

(4) According to its Schedule 13G filed with the Securities and Exchange Commission on February 14, 1997, Shufro, Rose & Ehrman beneficially owned on such date 696,945 shares of common stock. Shufro, Rose & Ehrman indicated that it had sole voting power over 80,300 shares and sole investment power over 696,945 shares.

(5) According to its Schedule 13G filed with the Securities and Exchange Commission on January 31, 1997, SunTrust Banks, Inc. beneficially owned 856,660 shares of common stock on such date. SunTrust Banks, Inc. indicated that it had sole voting power over 855,910 shares, sole investment power over 27,860 shares and shared investment power over 750 shares.

     The following table sets forth the beneficial ownership of WNC common stock by each director and each executive officer so indicated and all executive officers and directors as a group as of October 1, 1997.

                                                                   NUMBER OF SHARES
NAME                                             TITLE OF CLASS  BENEFICIALLY OWNED(1)   PERCENTAGE(2)
----                                             --------------  ---------------------   -------------
F. R. Blume....................................  common stock            6,950(3)
E. R. Bond.....................................  common stock            9,150(3)
R. L. Bornhuetter..............................  common stock           15,250(3)
W. F. Brennan..................................  common stock            5,400(3)
W. G. Brown....................................  common stock           28,021(3)
L. A. Ellis....................................  common stock           13,304(3)
J. R. Haire....................................  common stock           13,400(3)
S. P. Hutchison................................  common stock           16,400(3)
G. P. Kendall, Jr. ............................  common stock          952,803(3)(4)         7.91%
F. L. Klapperich, Jr. .........................  common stock           11,750(3)
L. M. Mitchell.................................  common stock            7,000(3)
R. W. Patin....................................  common stock          166,225(3)            1.38%
J. N. Plato....................................  common stock           46,670(3)
T. Pontarelli..................................  common stock           56,686(3)
R. Reade.......................................  common stock           10,500(3)
T. C. Scott....................................  common stock           64,100(3)
All Executive Officers and Directors as a Group
  (16 persons).................................  common stock        1,423,609(3)(5)        11.81%

---------------
(1) Unless otherwise indicated by footnote, persons owning the indicated shares are deemed to have sole voting and investment power over such shares.

(2) The percentage of ownership of the common stock includes common stock which could be acquired within 60 days by exercise of a stock option. Unless otherwise indicated, the percentage of ownership of each class of stock is less than one percent.

(3) Number of shares beneficially owned includes shares of common stock issuable pursuant to stock options exercisable within 60 days after October 1, 1997, as follows: Mr. Blume, 6,000 shares; Ms. Bond, 8,000 shares; Mr. Bornhuetter, 8,750 shares; Mr. Brennan, 4,000 shares; Mr. Brown, 28,000 shares; Mr. Ellis, 10,250 shares; Mr. Haire, 10,250 shares; Mr. Hutchison, 10,250 shares; Mr. Kendall, 8,750 shares; Mr. Klapperich, 8,750 shares; Mr. Mitchell, 6,000 shares; Mr. Patin, 140,000 shares; Mr. Plato, 38,800 shares; Mr. Pontarelli, 55,000 shares; Mr. Reade, 10,250 shares; and Mr. Scott, 54,000 shares.

(4) See footnote (2) on page 32 for information relating to Mr. Kendall's beneficial ownership.

(5) The 1,423,609 shares of common stock shown include 490,071 shares beneficially owned by George P. Kendall, Jr. that are reported above under both George P. Kendall, Jr.'s and First Chicago NBD Corporation beneficial ownership totals.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     It is anticipated that a representative from Ernst & Young LLP will be present at the Special Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this Proxy Statement the Washington National Board does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Special Meeting other than as discussed herein.

     If the Merger is not consummated, or if it is not consummated within the time period currently contemplated, Washington National will hold a 1997 Annual Meeting of Stockholders. As described in Washington National's proxy statement relating to its 1996 Annual Meeting of Stockholders, in order for proposals of Washington National's stockholders to be considered for inclusion in the proxy statement relating to its 1997 Annual Meeting of Stockholders, such proposals must have been received at Washington National's executive office not later than January 1, 1997. No such proposals were received by Washington National by such date.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST TO WASHINGTON NATIONAL, 300 TOWER PARKWAY, LINCOLNSHIRE, ILLINOIS 60069-3665, ATTENTION: CRAIG SIMUNDZA, VICE PRESIDENT, FINANCIAL REPORTING, TELEPHONE NUMBER (847) 793-3053. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 10, 1997.

     The following document filed by Washington National with the Commission pursuant to the Exchange Act is incorporated by reference into this Proxy
Statement: (i) Washington National's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) Washington National's Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 1997 and June 30, 1997; and
(iii) Washington National's Current Reports on Form 8-K dated January 8, 1997, September 3, 1997 and September 26, 1997.

     All documents and reports filed by Washington National with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents and reports. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                         DATED AS OF SEPTEMBER 20, 1997
                                  BY AND AMONG
                                 CONSECO, INC.,
                              GRANITE MERGER CORP.
                                      AND
                        WASHINGTON NATIONAL CORPORATION

                               TABLE OF CONTENTS

ARTICLE 1  THE MERGER.......................................................      1
  SECTION  1.1  The Merger..................................................      1
  SECTION  1.2  Closing.....................................................      1
  SECTION  1.3  Effective Time..............................................      1
  SECTION  1.4  Certificate of Incorporation................................      1
  SECTION  1.5  By-Laws.....................................................      1
  SECTION  1.6  Directors...................................................      2
  SECTION  1.7  Officers....................................................      2
  SECTION  1.8  Effect of Merger on Merger Sub Capital Stock................      2
  SECTION  1.9  Conversion of Common Shares.................................      2
    sec. 1.9.1  Outstanding Common Shares...................................      2
    sec. 1.9.2  Treasury Shares.............................................      2
  SECTION 1.10  Exchange of Certificates and Related Matters................      2
   sec. 1.10.1  Paying Agent................................................      2
   sec. 1.10.2  Exchange Procedures.........................................      2
   sec. 1.10.3  Letter of Transmittal.......................................      3
   sec. 1.10.4  No Further Ownership Rights in Shares.......................      3
   sec. 1.10.5  Termination of Payment Fund.................................      3
   sec. 1.10.6  No Liability................................................      3
  SECTION 1.11  Stock Options and Restricted Stock..........................      3
  SECTION 1.12  Dissenting Shares...........................................      4
ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................      4
  SECTION  2.1  Organization, Standing and Corporate Power..................      4
  SECTION  2.2  Capital Structure...........................................      4
  SECTION  2.3  Subsidiaries................................................      5
  SECTION  2.4  Authority; Noncontravention.................................      5
  SECTION  2.5  SEC Documents...............................................      6
  SECTION  2.6  Absence of Certain Changes or Events........................      7
  SECTION  2.7  Absence of Undisclosed Liabilities..........................      7
  SECTION  2.8  Benefit Plans...............................................      8
  SECTION  2.9  Taxes.......................................................      9
  SECTION 2.10  Compliance with Applicable Laws.............................     10
  SECTION 2.11  Insurance Issued............................................     12
  SECTION 2.12  Rating Agencies.............................................     13
  SECTION 2.13  Opinion of Financial Advisor................................     13
  SECTION 2.14  Brokers.....................................................     13
  SECTION 2.15  Environmental...............................................     13
  SECTION 2.16  Litigation..................................................     13
  SECTION 2.17  Labor Relations.............................................     14
  SECTION 2.18  Health Insurance Transaction................................     14
  SECTION 2.19  Voting Requirements.........................................     14
ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND
                MERGER SUB..................................................     14
  SECTION  3.1  Organization, Standing and Corporate Power..................     14
  SECTION  3.2  Authority; Noncontravention.................................     14
  SECTION  3.3  Litigation..................................................     15
  SECTION  3.4  Financing...................................................     15
  SECTION  3.5  Brokers.....................................................     15
  SECTION  3.6  Voting Requirements.........................................     15
ARTICLE 4  ADDITIONAL AGREEMENTS............................................     15
  SECTION  4.1  Preparation of Proxy Statement; Information Supplied........     15
    sec. 4.1.1  Proxy Statement.............................................     15
    sec. 4.1.2  Company Information.........................................     16
    sec. 4.1.3  Acquiror Information........................................     16
  SECTION  4.2  Meeting of Stockholders.....................................     16

SECTION    4.3  Access to Information; Confidentiality......................     16
SECTION    4.4  Reasonable Best Efforts.....................................     16
SECTION    4.5  Public Announcements........................................     17
SECTION    4.6  Acquisition Proposals.......................................     17
SECTION    4.7  Fiduciary Duties............................................     17
SECTION    4.8  Filings; Other Action.......................................     18
SECTION    4.9  Indemnification.............................................     18
SECTION   4.10  Employee Benefits...........................................     19
   sec. 4.10.1  Severance...................................................     19
   sec. 4.10.2  Retiree Life and Health Plan................................     19
   sec. 4.10.3  Directors' Retirement Income Plan...........................     19
   sec. 4.10.4  Transition Plan.............................................     19
SECTION   4.11  Office Property.............................................     19
SECTION   4.12  Letter of the Company's Accountants.........................     20
SECTION   4.13  Litigation..................................................     20
SECTION   4.14  Failure to Close............................................     20
ARTICLE 5  COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER........
                                                                                 20
SECTION    5.1  Conduct of Business by the Company..........................     20
SECTION    5.2  Management of the Company and Significant Subsidiaries......     22
SECTION    5.3  Conduct of Business of Merger Sub...........................     22
SECTION    5.4  Other Actions...............................................     22
SECTION    5.5  Employee Benefit Payments...................................     22
SECTION    5.6  United Way Contribution.....................................     23
SECTION    5.7  Further Assurances..........................................     24
ARTICLE 6  CONDITIONS PRECEDENT.............................................     24
SECTION    6.1  Conditions to Each Party's Obligation To Effect the
                Merger......................................................     24
    sec. 6.1.1  Stockholder Approval........................................     24
    sec. 6.1.2  Governmental and Regulatory Consents........................     24
    sec. 6.1.3  HSR Act.....................................................     24
    sec. 6.1.4  No Injunctions or Restraints................................     24
SECTION    6.2  Conditions to Obligations of Acquiror and Merger Sub........     24
    sec. 6.2.1  Representations and Warranties..............................     24
    sec. 6.2.2  Performance of Obligations of the Company...................     24
SECTION    6.3  Conditions to Obligation of the Company.....................     25
    sec. 6.3.1  Representations and Warranties..............................     25
    sec. 6.3.2  Performance of Obligations of Acquiror and Merger Sub.......     25
ARTICLE 7  TERMINATION, AMENDMENT AND WAIVER................................     25
SECTION    7.1  Termination.................................................     25
SECTION    7.2  Effect of Termination.......................................     26
SECTION    7.3  Amendment...................................................     26
SECTION    7.4  Extension; Waiver...........................................     26
SECTION    7.5  Procedure for Termination, Amendment, Extension or Waiver...     26
ARTICLE 8  SURVIVAL OF PROVISIONS...........................................     27
SECTION    8.1  Survival....................................................     27
ARTICLE 9  NOTICES..........................................................     27
SECTION    9.1  Notices.....................................................     27
ARTICLE 10  MISCELLANEOUS...................................................     28
SECTION   10.1  Entire Agreement............................................     28
SECTION   10.2  Expenses....................................................     28
SECTION   10.3  Counterparts................................................     28
SECTION   10.4  No Third Party Beneficiary..................................     28
SECTION   10.5  Governing Law...............................................     28
SECTION   10.6  Assignment; Binding Effect..................................     28
SECTION   10.7  Headings, Gender, etc. .....................................     28
SECTION   10.8  Invalid Provisions..........................................     28

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of September 20, 1997 by and among Conseco, Inc., an Indiana corporation ("Acquiror"), Granite Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), and Washington National Corporation, a Delaware corporation (the "Company").

                                    PREAMBLE

     WHEREAS, the respective Boards of Directors of Acquiror and the Company have determined that the Merger (as defined in Section 1.1) is in the best interests of their respective stockholders and have approved the Merger, upon the terms and subject to the conditions set forth herein;

     WHEREAS, Acquiror, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with such Merger; and

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as is defined in Section 1.3 hereof), Merger Sub shall be merged with and into the Company (the "Merger"), in accordance with the Delaware General Corporation Law (the "Delaware Code"), and the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation") with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the Delaware Code. The Merger shall have the effects set forth in the Delaware Code.

     SECTION 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, the closing of the Merger (the "Closing") will take place at 9:00 a.m. on the second business day following the date on which the last of the conditions set forth in Article 6 shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Schiff Hardin & Waite, 7200 Sears Tower, 233 Wacker Drive, Chicago, Illinois 60606, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.3 Effective Time. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other date as Acquiror and the Company may agree) a certificate of merger or other appropriate documents, mutually satisfactory in form and substance to Acquiror and the Company and executed in accordance with the relevant provisions of the Delaware Code, and make all other filings or recordings required under the Delaware Code in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

     SECTION 1.4 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable law.

     SECTION 1.5 By-Laws. The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the By-Laws or the Certificate of Incorporation of the Surviving Corporation.

     SECTION 1.6 Directors. The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation, or as otherwise provided by law.

     SECTION 1.7 Officers. The officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation, or as otherwise provided by law.

     SECTION 1.8 Effect of Merger on Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

     SECTION 1.9 Conversion of Common Shares.

          sec. 1.9.1 Outstanding Common Shares. Subject to the other provisions of this Section 1.9, each share of common stock, $5.00 par value, of the Company (the "Common Shares") issued and outstanding immediately prior to the Effective Time (other than shares held as treasury shares by the Company and Dissenting Shares (as defined in Section 1.12 below)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $33.25 in cash, without interest (the "Merger Consideration").

          sec. 1.9.2 Treasury Shares. Each Common Share issued and outstanding immediately prior to the Effective Time which is then held as a treasury share by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, be cancelled and retired and cease to exist, without any conversion thereof.

     SECTION 1.10 Exchange of Certificates and Related Matters.

          sec. 1.10.1 Paying Agent. As of the Effective Time, Acquiror shall deposit with its transfer agent and registrar or another bank selected by Acquiror and reasonably acceptable to the Company (the "Paying Agent"), for the benefit of the holders of Common Shares, cash in an aggregate amount equal to the aggregate Merger Consideration (such amount being sometimes hereinafter referred to as the "Payment Fund").

          sec. 1.10.2 Exchange Procedures. Upon surrender to the Paying Agent of a certificate representing Common Shares for cancellation, together with a letter of transmittal and such other customary documents as may be required by the instructions to the letter of transmittal (collectively, the "Certificate") and acceptance thereof by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the number of Common Shares previously represented by such Certificate shall have been converted pursuant to
     Section 1.9.1. The Paying Agent shall accept such Certificate upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate representing Common Shares surrendered in exchange therefor is registered on the record books of the Company, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of any Certificate representing Common Shares and if any such Certificate is presented to the Company for transfer, it shall be cancelled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 1.10.2, each Certificate representing Common Shares (other than a Certificate representing Common Shares to be cancelled in accordance with Section 1.9.2), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon.

          sec. 1.10.3 Letter of Transmittal. Promptly after the Effective Time (but in no event more than five business days thereafter), Acquiror shall require the Paying Agent to mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares which have been converted pursuant to Section 1.9, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Certificates representing Common Shares to the Paying Agent and shall be in such form and have such provisions as Acquiror reasonably may specify) and instructions for use in surrendering such Certificates and receiving the Merger Consideration to which such holder shall be entitled therefor pursuant to Section 1.9.

          sec. 1.10.4 No Further Ownership Rights in Shares. The Merger Consideration paid upon the surrender for exchange of Certificates representing Common Shares in accordance with the terms of this Article I shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Common Shares theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by the Company on such Common Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

          sec. 1.10.5 Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the Certificates representing Common Shares for 120 days after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Common Shares who have not theretofore complied with this Article I shall thereafter look only to Acquiror and only as general creditors thereof for payment, without interest, of their claim for any Merger Consideration with respect to their Common Shares.

          sec. 1.10.6 No Liability. None of Acquiror, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing Common Shares shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.4)), any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of all claims or interest of any person previously entitled thereto.

     SECTION 1.11 Stock Options and Restricted Stock. The Company has advised Acquiror and hereby confirms that the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"), in administering the "Washington National Corporation Stock Benefit Plan, as Amended" (the "Plan"), shall, in accordance with the terms of the Plan and the agreements entered into thereunder with respect to director and employee stock options to purchase Common Shares ("Employee Options"), and Common Shares of restricted stock ("Restricted Stock"), provide for (i) the acceleration of the exercisability of Employee Options immediately prior to the Effective Time, (ii) the ability of certain retirees (all of whom are among the persons identified on Section 2.2 of the Disclosure Schedule) who have Employee Options to exercise those Employee Options up to the Effective Time, (iii) the ability of certain individuals whose employment with the Company was terminated by the Company prior to the date of this Agreement or whose employment is terminated by the Company with the consent of the Acquiror between the date of this Agreement and the Effective Time to exercise Employee Options for a period ending on the earlier of the Effective Time and two years from the date of termination of employment with the Company, and (iv) the acceleration of the date to immediately prior to the Effective Time on which restrictions applicable to Restricted Stock shall lapse. Notwithstanding anything in this Agreement to the contrary, the Company shall take all actions necessary to cause each Employee Option outstanding immediately prior to the Effective Time to be cancelled by the Company, and each holder of a cancelled Employee Option shall receive from the Company in consideration for the cancellation of such Employee Option an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of Common Shares previously subject to such Employee Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Common Share previously subject to such Employee Option. The Company shall take all actions necessary to cause each share of Restricted Stock outstanding immediately prior to the Effective Time to be cancelled by the Company, and each holder of a cancelled share of Restricted Stock shall receive from the Company in consideration for the cancellation of such Restricted Stock an amount in cash equal to 125% of the Merger Consideration less applicable withholding taxes.

     SECTION 1.12 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, the Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such Common Shares in accordance with Section 262 of the Delaware Code and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights shall not be converted into or represent the right to receive the Merger Consideration ("Dissenting Shares"). Such stockholders shall be entitled to receive payment of the appraised value of such Common Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Common Shares held by them under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 1.10.2, of the Certificate or Certificates that formerly evidenced such Common Shares. The Company shall give Acquiror prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware law and received by the Company, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal, or settle or offer to settle, any such demands.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Acquiror and Merger Sub as follows:

     SECTION 2.1 Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in the states of Illinois and Indiana, which are the only jurisdictions in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failures to be so qualified would not individually or in the aggregate have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means with respect to the Company a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company (including, immediately after the Merger, the Surviving Corporation) and its subsidiaries taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has delivered to Acquiror complete and correct copies of the Certificate of Incorporation and By-Laws of the Company and the comparable documents of the Company's Significant Subsidiaries, as amended to the date of this Agreement.

     SECTION 2.2 Capital Structure. The authorized capital stock of the Company consists of 60,000,000 Common Shares and 10,000,000 shares of preferred stock, $5.00 par value. At the close of business on September 19, 1997, (i) 12,048,004 Common Shares were issued and outstanding; (ii) 3,799,037 Common Shares were held as treasury stock; (iii) 0 Common Shares were held by Subsidiaries of the Company; (iv) 869,805 Common Shares were reserved for issuance upon the exercise of issued options to purchase Common Shares; (v) 29,118 Common Shares were reserved for issuance in connection with the Company's dividend reinvestment plan; and (vi) no shares of preferred stock were issued or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company may vote are issued or outstanding. Section 2.2 of the Disclosure Schedule sets forth the following information with respect to each Employee Option and Restricted Stock award outstanding on the date hereof, and each Restricted Stock award which has been forfeited by an Eligible Employee (as defined in Section 5.5); (x) the name of the recipient, (y) the number of Common Shares subject to such Employee Option and Restricted Stock award, and (z) the applicable exercise price for each Employee Option. Except as set forth above or in Section 2.2 of the Disclosure Schedule, the Company does not have any outstanding option, warrant, subscription or other right, agreement or commitment which either obligates the Company to issue, sell or transfer, repurchase, redeem or otherwise issue, acquire or vote any shares of capital stock of the Company, or which restricts the transfer of Common Shares.

     SECTION 2.3 Subsidiaries. (i) Section 2.3 of the Disclosure Schedule sets forth the name of each subsidiary of the Company (the "Subsidiaries") and the state or jurisdiction of its incorporation and indicates which Subsidiaries are insurance companies. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Material Adverse Effect. Each Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect. For purposes of this Agreement, a "Significant Subsidiary" of the Company means each of Washington National Insurance Company ("WNIC"), United Presidential Corporation and United Presidential Life Insurance Company ("UPLIC"), which are the only Subsidiaries of the Company that would constitute "significant subsidiaries" within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). Except as disclosed in Section 2.3 of the Disclosure Schedule, each of the Subsidiaries that is an insurance company is (a) duly licensed or authorized as an insurance company in its jurisdiction of incorporation and (b) duly licensed or authorized as an insurance company and in good standing in each other jurisdiction where it is required to be so licensed or authorized as set forth in Schedule T to the most recent Annual Statement (as defined in Section 2.10(iii). The Subsidiaries of the Company (other than the Significant Subsidiaries), if considered as a whole, would not constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X.

     (ii) Section 2.3 of the Disclosure Schedule sets forth, as to each Significant Subsidiary, its authorized capital stock and the number of its issued and outstanding shares of capital stock. The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Subsidiaries, and no capital stock of any Subsidiary is or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of any Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it or by another wholly-owned Subsidiary thereof free and clear of all liens, claims, encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

     SECTION 2.4 Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the approval of its stockholders as set forth in Section 4.2. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement has been duly executed and delivered by Acquiror and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as disclosed in Section 2.4 of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Certificate of Incorporation or By-Laws of the Company or the comparable documents of any of the Significant Subsidiaries, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets is bound or affected or result in the creation or imposition of any lien, claim or encumbrance on any asset of the Company or any of its Subsidiaries, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, subject, in the case of clause (ii), to those conflicts, breaches, defaults and similar matters, which, individually or in the aggregate, would not have a Material Adverse Effect nor materially and adversely affect the Company's ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory body, court, agency, commission, division, department, public body or other authority (a "Governmental Entity") which has not been received or made, is required by or with respect to the Company or any Significant Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Merger, (ii) the filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 2.3 of the Disclosure Schedule, (iii) the filing with the SEC of (x) a proxy statement relating to the approval by the stockholders of the Company of the Merger (the "Proxy Statement"), and (y) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.4 of the Disclosure Schedule.

     SECTION 2.5 SEC Documents. The Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments) in accordance with GAAP.

     SECTION 2.6 Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to September 3, 1997 (the "Filed SEC Documents") or in Section 2.6 of the Disclosure Schedule or except as otherwise provided in this Agreement, since December 31, 1996, the Company and its Subsidiaries have conducted their business only in the ordinary course, and except as otherwise expressly permitted by this Agreement, there has not been
(i) any change which has had or which could reasonably be expected to have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock (other than regular quarterly cash dividends of $.27 per Common Share and $.62 1/2 per share of $2.50 Convertible Preferred Stock, $5.00 par value (the "Preferred Stock") in accordance with usual record and payment dates and in accordance with the Company's present dividend policy), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv) (x) any granting by the Company or any of its Subsidiaries to any director, officer or other employee of the Company or any of its Subsidiaries of any increase in compensation, except in the case of employees in the ordinary course of business consistent with prior practice, or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its Subsidiaries to any such director, officer or other employee of any increase in severance or termination pay, (z) any entry by the Company or any of its Subsidiaries into any employment, severance, change of control, termination or similar agreement with any officer, director or other employee, (v) any change in the method of accounting or policy used by the Company or any of its Subsidiaries and disclosed in the financial statements included in the Filed SEC Documents or in the Annual Statement or the Quarterly Statement (as those terms are defined in Section 2.10(iii)) most recently filed and publicly available prior to the date hereof, other than changes which were required by GAAP or SAP (as defined in Section 2.10(iii)) or Guideline 22 of the National Association of Insurance Commissioners, (vi) any material amendment to the insurance policies or annuity contracts in force of any Significant Subsidiary or any material change in the methodology used in the determination of the Reserve Liabilities (as defined in Section 2.10(iv)) of the Significant Subsidiaries or any reserves contained in the financial statements included in the Filed SEC Documents or in the Annual Statement or the Quarterly Statement most recently filed and publicly available prior to the date hereof with respect to insurance policies and annuity contracts, (vii) any termination, amendment, or entrance into as ceding or assuming insurer any reinsurance, coinsurance or other similar agreement or any trust agreement or security agreement relating thereto, other than renewals on substantially the same terms, in the ordinary course of business, (viii) the introduction of any insurance policy or annuity contract, (ix) any material changes in their customary marketing, pricing, underwriting, investing or actuarial practices and policies or (x) any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any collective bargaining agreement or any Benefit Plan (as defined in Section 2.8). Except as disclosed in Section 2.6 of the Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements between the Company or any of its Subsidiaries and any current or former employee, officer or director of the Company or any of its Subsidiaries.

     SECTION 2.7 Absence of Undisclosed Liabilities. Except as disclosed in the Filed SEC Documents or in Section 2.7 of the Disclosure Schedule or which were incurred after June 30, 1997 in the ordinary course of business consistent with past practice (and which, other than liabilities for policy benefits, individually or in the aggregate, are immaterial in amount), the Company and its Subsidiaries do not have any material liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) of the Company and its Subsidiaries.

     SECTION 2.8 Benefit Plans. Section 2.8 of the Disclosure Schedule sets forth a complete and correct list of all Benefit Plans (as defined below). Except as disclosed in Section 2.8 of the Disclosure Schedule:

          (i) Each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (hereinafter a "Welfare Plan"), and each other plan, program, arrangement or policy (written or oral) relating to bonuses, deferred compensation, performance compensation, compensation, stock purchases, stock options, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefits, personnel policies, reimbursement programs, incentives, insurance, welfare or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company and its Subsidiaries for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or its Subsidiaries (all the foregoing being herein called "Benefit Plans") has been administered in accordance with its terms and all applicable laws and regulations. All required contributions to the Benefit Plans have been made. The Company, its Subsidiaries and all the Benefit Plans are in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), all other applicable laws and all applicable collective bargaining agreements. Complete and correct copies of all current and prior documents, including all amendments thereto, with respect to each Benefit Plan have been delivered to Acquiror.

          (ii) None of the Company or any other person or entity that together with the Company is treated as a single employer under Section 414(b), (c),
     (m) or (o) of the Code (each a "Commonly Controlled Entity") has incurred any liability to a Pension Plan covered by Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due) which liability has not been fully paid as of the date hereof.

          (iii) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

          (iv) There are no pending or threatened claims (other than routine benefit claims), lawsuits or arbitrations which have been asserted or instituted against any Benefit Plan, any of the fiduciaries thereof or the Company or its Subsidiaries with respect to their duties under the Benefit Plans.

          (v) Neither the Company nor a Commonly Controlled Entity, nor any of their respective employees or directors, nor any fiduciary, has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by the Company is contemplated herein, in violation of Section 406(a) or (b) of ERISA or which is a "prohibited transaction" (as defined in Section 4975(c)(i) of the Code) for which no exemption exists under
     Section 408(b) of ERISA or Section 4975(d) of the Code or for which no administrative exemption has been granted under Section 408(a) of ERISA.

          (vi) The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, received favorable determination letters from the Internal Revenue Service and the Company believes such Plans and their related trusts continue to qualify and operate as designed. Any voluntary employee benefit association which provides benefits to current or former employees of the Company and its Subsidiaries, or their beneficiaries received a favorable determination letter from the Internal Revenue Service and the Company believes such associations continue to qualify and operate as designed.

          (vii) The Company and its Subsidiaries have no liability (contingent or otherwise) under Section 4069 of ERISA by reason of a transfer of any underfunded pension plan.

          (viii) Nothing has occurred or is reasonably expected to occur in connection with the transactions contemplated by the Reinsurance Agreement dated as of October 1, 1996, as amended, between WNIC and Trustmark Insurance Company and the Reinsurance Agreement dated as of July 31, 1996, as amended, between WNIC and Pioneer Life Insurance Company which would result in material liabilities (contingent or otherwise) of the Company and its Subsidiaries with respect to employees of such discontinued operations. The amounts of severance pay, pay in lieu of notice under the Workers Adjustment and Retraining Notification Act, and other severance benefits incurred or reasonably expected to be incurred in connection with such employees is set forth on Section 2.8(viii) of the Disclosure Schedule.

          (ix) Complete and correct copies of the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report no. 87, 106 and 112) with respect to each Benefit Plan providing retiree medical or life insurance coverage for employees of the Company and its Subsidiaries have been provided to Acquiror. Except as disclosed in Section 2.8(ix) of the Disclosure Schedule, no current employee of the Company or its Subsidiaries would be entitled if his or her employment with the Company and its Subsidiaries is terminated to any retiree medical or insurance coverage.

          (x) Except as disclosed in Section 2.8(x) of the Disclosure Schedule any amount that could be received as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Subsidiaries under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G of the Code).

          (xi) Except as disclosed in Section 2.8(xi) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, as a result of such transactions or any event occurring thereafter (i) result in any payment becoming due to any employee (current, former or retired) of the Company and its Subsidiaries, (ii) increase any benefits under any Benefit Plan or (iii) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such benefits.

          (xii) Section 2.8(xii) of the Disclosure Schedule sets forth the amounts accrued in the financial statements of the Company for the amounts payable by the Company to any person covered by the Benefit Plans as of June 30, 1997 and an accurate computation based on the assumptions set forth therein of the amounts that will be payable to any such person for periods thereafter under the Benefit Plans. The financial statements of the Company include or will include proper accruals for all applicable benefits and taxes with respect to the foregoing amounts.

     SECTION 2.9 Taxes. Except as disclosed in Section 2.9 of the Disclosure
Schedule:

          (i) Each of the Company and its Subsidiaries has duly filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, and all such tax returns are complete and accurate in all material respects except to the extent that such failures to file or to have extensions granted that remain in effect or to be complete and accurate individually and in the aggregate would not have a Material Adverse Effect. The Company and each of its Subsidiaries has paid (or the Company has paid on the Subsidiaries' behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Filed SEC Documents and all SEC Documents filed prior to the Closing Date reflect an adequate reserve for all taxes payable by the Company and the Significant Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that individually and in the aggregate would not have a Material Adverse Effect, and, except as set forth on Section 2.9 of the Disclosure Schedule, no requests for waivers of the time to assess any such taxes have been granted or are pending. The Federal income tax returns of the Company and each of its Subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service, or the statute of limitations on assessment or collection of any Federal income taxes due from the Company or the any of its Subsidiaries has expired, through such taxable years as are set forth in Section 2.9 of the Disclosure Schedule.

          (iii) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, premium, franchise, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever and any interest, penalties and additions to taxes relating thereto. As used in this Agreement, "tax returns" shall include any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any governmental agency, department, commission, board, bureau, or instrumentality in connection with the determination, assessment, collection, or administration of any taxes.

          (iv) Neither the Company nor any of its Subsidiaries has made, nor is obligated to make, in connection with the transactions contemplated by this Agreement or otherwise, any payments that will not be deductible because of the application of Section 280G or Section 162(m) of the Code.

          (v) Neither the Company nor any of its Subsidiaries has made any election, filed any consent or entered into any agreement with respect to taxes that is not reflected on the federal income tax returns of the Company and its Subsidiaries for the three years ended December 31, 1996 (copies of which returns have been made available to Acquiror for review prior to the date of this Agreement) and that could reasonably be expected to be material to the Company and the Subsidiaries taken as a whole.

          (vi) There will be no subtraction from the policyholder surplus account of the Significant Subsidiaries under Section 815 of the Code from December 31, 1996 up to and including the Effective Time.

          (vii) WNIC and UPLIC qualify and will qualify until the Effective Time as "life insurance companies" within the meaning of Section 816(a) of the Code and the treasury regulations thereunder.

          (viii) All life insurance contracts issued by any of the Significant Subsidiaries that are subject to Section 7702 of the Code qualify as "life insurance contracts" under Section 7702(a) of the Code. Any policies issued by any of the Significant Subsidiaries that are deemed to be "modified endowment contracts" under Section 7702(a) of the Code are being properly monitored by such Significant Subsidiaries. All annuity contracts issued by any of the Significant Subsidiaries that are subject to Section 72(s) of the Code contain all of the necessary provisions of Section 72(s). All insurance policies issued by any of the Significant Subsidiaries that were represented to policyholders to meet the requirements of Section 401(a), 403(b), 408(b) or 457 of the Code are in compliance with such requirements.

          (ix) All contracts issued by the Subsidiaries that are subject to
     Section 817 of the Code, and the regulations thereunder, have met the diversification requirements since the issuance of the contract and will continuously meet these rules through the Closing Date.

     SECTION 2.10 Compliance with Applicable Laws. Except as disclosed in
Section 2.10 of the Disclosure Schedule:

          (i) The business of the Company and each of the Significant Subsidiaries is being conducted in compliance in all material respects with all applicable laws, including, without limitation, all insurance laws, ordinances, rules and regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance in all material respects with such laws.

          (ii) Each of the Company and the Significant Subsidiaries has in effect all Federal, state, local and foreign government approvals, licenses (including, without limitation, insurance licenses), permits, certificates, notices, filings, authorizations, franchises, and rights ("Licenses") which are necessary for it to own, lease or operate its properties and assets and to conduct its business as now conducted. The business of each of the Company and the Significant Subsidiaries has been and is being conducted in compliance in all material respects with all such Licenses. All restrictions and limitations on those Licenses requested or required by any insurance regulator are disclosed in the Filed SEC Documents or in Section 2.10(ii) of the Disclosure Schedule. All such Licenses are in full force and effect, and there is no proceeding or investigation pending or, to the knowledge of the Company, threatened which could reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such License.

          (iii) Each Annual Statement filed by any Significant Subsidiary of the Company that is an insurance company with the insurance regulator in its state of domicile (each, an "Annual Statement") (including without limitation the Annual Statements of any separate accounts) for the year ended December 31, 1996, together with all exhibits and schedules thereto, and financial statements relating thereto, and any actuarial opinion, affirmation or certification filed in connection therewith, and each Quarterly Statement so filed (each, a "Quarterly Statement") for the quarterly periods ended after January 1, 1997, together with all exhibits and schedules thereto, with respect to each Significant Subsidiary that is an insurance company (including any separate accounts thereof) were prepared in conformity with the statutory accounting practices ("SAP") prescribed or permitted by the insurance regulatory authorities of the applicable state of domicile applied on a consistent basis, except where disclosed, present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Significant Subsidiary (including any separate accounts thereof) at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Significant Subsidiary (including any separate accounts thereof) for each of the periods then ended, and were correct in all material respects when filed and there were no material omissions therefrom when filed. No deficiencies or violations material to the financial condition or operations of any such Significant Subsidiary (including any separate accounts thereof) have been asserted in writing by any insurance regulator with respect to the foregoing financial statements which have not been cured or otherwise resolved to the satisfaction of such insurance regulator. No Significant Subsidiary that is an insurance company is required to file different or supplemental Annual Statements or Quarterly Statements with the insurance regulators of any other jurisdiction.

          (iv) All reserves and other liabilities reflected in lines 1, 2, 3 and 4 of page 3 of the 1996 Annual Statement of each Significant Subsidiary that is an insurance company ("Reserve Liabilities") and all Reserve Liabilities reflected in the Quarterly Statement or Annual Statement, as the case may be, filed most recently prior to the Closing Date (i) were determined in accordance with commonly accepted actuarial standards consistently applied except as noted therein, (ii) were fairly stated in accordance with sound actuarial principles, (iii) were based on actuarial assumptions which were in accordance with or more conservative than those appropriate for such insurance policies and annuity contracts, (iv) met the requirements of the insurance laws (including laws with respect to cash flow testing) of the state of domicile and met, in all material respects, the requirements of the insurance laws (including laws with respect to cash flow testing) of all other jurisdictions in which such Significant Subsidiary is licensed to write insurance or issue annuities and (v) reflected the related reinsurance, coinsurance and other similar agreements of such Significant Subsidiary. Adequate provision for all such Reserve Liabilities has been made (under commonly accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits (including guaranteed and non-guaranteed benefits), claims and other liabilities of each Significant Subsidiary under all insurance policies and annuity contracts under which any Significant Subsidiary has any liability (including without limitation, any liability arising under or as a result of any reinsurance, coinsurance or other similar agreement).

          (v) Each Significant Subsidiary that has been or is required to do so (each such Significant Subsidiary being so identified on Section 2.10 of the Disclosure Schedule) has filed all forms, reports, statements and other documents required by law to be filed by it with the SEC, including, without limitation, all reports required under the Exchange Act and all other reports and registration statements, including, without limitation, in connection with sales of variable products, and all amendments and supplements to all such reports and registration statements, and such forms, reports, statements and other documents including without limitation those filed after the date hereof, did not at the time they were filed (at the time they became effective and remained effective in the case of registration statements and amendments thereto) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the separate accounts of the

     Significant Subsidiaries that is required to be registered as an investment company under the Investment Company Act of 1940, as amended, is so registered (each of which is listed in Section 2.10(v) of the Disclosure Schedule). All forms, reports, statements and other documents required by law to be filed by or on behalf of such separate accounts with the SEC, including, without limitation, all registration statements and all amendments or supplements to all such registration statements in connection with sales of variable products, including without limitation those filed after the date hereof, have been so filed and did not at the time they were filed (at the time they became effective and remained effective in the case of registration statements and amendments thereto) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (vi) Except as set forth in Section 2.10(vi) of the Disclosure Schedule, (a) the Company and its Significant Subsidiaries (exclusive of their agents) and, to the knowledge of the Company (without independent inquiry), their agents have marketed, sold and issued Company products in compliance, in all material respects, with all statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity applicable to the business of the Company and its Significant Subsidiaries in the respective jurisdictions in which such products have been sold (collectively, "Insurance Laws"), except where the failures to do so, individually and in the aggregate, have not had and could not reasonably be expected to have, a Material Adverse Effect, (b) there are (x) to the knowledge of the Company, no claims asserted, (y) no actions, suits, investigations or proceedings by or before any court or other Governmental Entity or (z) no investigations by or on behalf of the Company or any Significant Subsidiary (other than routine investigations in connection with the hiring practices of the Company or such Significant Subsidiary) ((x), (y) and (z) being collectively referred to as "Actions") pending or, to the knowledge of the Company, threatened, against or directly involving the Company, any of its Significant Subsidiaries or, to the knowledge of the Company (without independent inquiry), any of their agents that include allegations that the Company, any of its Significant Subsidiaries or any of their agents were in violation of or failed to comply with such Insurance Laws and, to the knowledge of the Company, no facts exist which could reasonably be expected to result in the filing or commencement of any such Action, which Actions, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (c) the Company and its Significant Subsidiaries are in compliance, in all material respects, with and have performed, in all material respects, all obligations required to be performed by each of them under any cease-and-desist or other order issued by any insurance regulator or other Governmental Entity to the Company or any of its Significant Subsidiaries or under any written agreement, consent agreement, memorandum of understanding or commitment letter or similar undertaking entered into between any insurance regulator or other Governmental Entity and the Company or any of its Significant Subsidiaries ("Regulatory Agreement"), which Regulatory Agreement remains in effect on the date hereof, except where the failure to do so, individually or in the aggregate, has not had and could not reasonably be expected to have, a Material Adverse Effect.

     SECTION 2.11 Insurance Issued. Except as set forth in Section 2.11 of the Disclosure Schedule, with respect to all insurance issued:

          (i) All insurance policies, annuity contracts and assumption certificates issued by the Significant Subsidiaries have been issued, to the extent required by applicable law, on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period prescribed for such objection, and utilize premium rates which if required to be filed with or approved by insurance regulatory authorities have been so filed or approved and the premiums charged conform thereto.

          (ii) All insurance policy and annuity contract benefits payable by any Significant Subsidiary and, to the knowledge of the Company, by any another Person that is a party to or bound by any reinsurance, coinsurance or other similar agreement with any Significant Subsidiary, have in all material respects been paid in accordance with the terms of the insurance policies, annuity contracts and other contracts under which they arose, except for such benefits for which there is a reasonable basis to contest payment.

          (iii) The Company has not received any information which would reasonably cause it to believe that the financial condition of any other party to any reinsurance, coinsurance or other similar agreement with any Significant Subsidiary is so impaired as to result in a default thereunder.

          (iv) To the knowledge of the Company, all advertising, promotional, sales and solicitation materials and product illustrations used by the Significant Subsidiaries or any agent of the Significant Subsidiaries have complied and are in compliance, in all material respects, with all applicable laws.

          (v) To the knowledge of the Company, each insurance agent, at the time such agent wrote, sold or produced business for any Significant Subsidiary since January 1, 1993 was duly licensed as an insurance agent (for the type of business written, sold or produced by such insurance agent) in the particular jurisdiction in which such agent wrote, sold or produced such business.

     SECTION 2.12 Rating Agencies. Except as disclosed in Section 2.12 of the Disclosure Schedule, since June 30, 1997, none of A.M. Best and Company, Standard & Poor's Corporation or Moody's Investor Services, Inc. (collectively, the "Rating Agencies") has, other than as a result of the announcement of the Merger or the transactions contemplated hereby (a) imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any of the Significant Subsidiaries that are insurance companies or (b) indicated to the Company that it is considering the downgrade of any rating assigned to any of the Significant Subsidiaries that are insurance companies.

     SECTION 2.13 Opinion of Financial Advisor. The Company has received the written opinion of Morgan Stanley and Co. Incorporated, dated the date hereof, to the effect that, as of such date, the Merger Consideration to be received in the Merger is fair to the Company's stockholders from a financial point of view.

     SECTION 2.14 Brokers. Except for Morgan Stanley and Co. Incorporated, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with Acquiror, without the intervention of any person on behalf of the Company in such manner as to give rise to any valid claim by any person against Acquiror, the Company or any Significant Subsidiary for a finder's fee, brokerage commission, or similar payment. The Company has provided Acquiror with true and complete copies of the agreement between the Company and Morgan Stanley and Co. Incorporated, and the Company has no other agreements or understandings (written or oral) with respect to such services.

     SECTION 2.15 Environmental. Except as set forth in Section 2.15 of the Disclosure Schedule:

          (i) The operations of the Company and the Significant Subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined).

          (ii) There are no actions, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or the Significant Subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law or Environmental Permit (as defined);

          (iii) The Company has provided Acquiror with copies of all environmental audits, assessments, studies, reports, analyses, investigation results or similar environmentally-related documents of any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries that are in the possession, custody or control of the Company or its Subsidiaries.

          (iv) As used in this Section 2.15, each of the following terms shall have the following meanings: (A) "Environmental Law" means any federal, state, local, or foreign law, statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; and (B) "Environmental Permit" means any permit, approval, authorization, license, variance, registration, or permission required under any applicable Environmental Law or order, writ, injunction or decree.

     SECTION 2.16 Litigation. Except as set forth in the Filed SEC Documents or
Section 2.16 of the Disclosure Schedule, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to impose any material liability or restriction on the Surviving Corporation or any affiliate thereof. Neither the Company nor any of its Subsidiaries are subject to any outstanding orders, writs, injunctions or decrees which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     SECTION 2.17 Labor Relations. Except as set forth in Section 2.17 of the Disclosure Schedule:

          (i) Neither the Company nor any Significant Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or Significant Subsidiaries and there are no known organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit.

          (ii) There are no strikes, slowdowns, work stoppages or material labor relations controversies pending or, to the knowledge of the Company, threatened between the Company or any Significant Subsidiary and any of their respective employees, and neither the Company nor any Significant Subsidiary has experienced any such strike, slowdown, work stoppage or material controversy within the past three years.

     SECTION 2.18 Health Insurance Transaction. The Company's wholly-owned Subsidiary, WNIC, has entered into a Reinsurance Agreement dated October 1, 1996, as amended, with Trustmark Insurance Company ("Trustmark") and has complied in all material respects with its obligations thereunder.

     SECTION 2.19 Voting Requirements. The affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Stockholders Meeting (as defined below in Section 4.2) is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

                                   ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

     Acquiror and Merger Sub jointly and severally represent and warrant to the Company as follows:

     SECTION 3.1 Organization, Standing and Corporate Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Acquiror and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the ability of Acquiror or Merger Sub to consummate the transactions contemplated hereby. Merger Sub has not engaged in any business since it was incorporated other than in connection with its organization and the transactions contemplated by this Agreement.

     SECTION 3.2 Authority; Noncontravention. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub and by the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by and, assuming this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of them in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this

Agreement will not (i) conflict with any of the provisions of the Certificate of Incorporation or By-Laws of Acquiror or Merger Sub, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or any of their assets is bound or affected or result in the creation or imposition of any lien, claim or encumbrance on any asset of Acquiror or any of its subsidiaries, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, subject, in the case of clauses (ii) and (iii), to those conflicts, breaches, defaults and similar matters, which, individually or in the aggregate, would not materially and adversely affect Acquiror's or Merger Sub's ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror or Merger Sub of any of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) the filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 2.3 of the Disclosure Schedule, (iii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the certificate of merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of the other states in which the Company is qualified to do business, and (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.4 of the Disclosure Schedule.

     SECTION 3.3 Litigation. Except as set forth in Section 3.3 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Acquiror, threatened against Acquiror or any of its subsidiaries which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to consummate the transactions contemplated hereby. Neither Acquiror nor any its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to consummate the transactions contemplated hereby.

     SECTION 3.4 Financing. Acquiror will have available at the Closing all funds necessary to pay the Merger Consideration on the terms and subject to the conditions contemplated by this Agreement.

     SECTION 3.5 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Acquiror directly with the Company, without the intervention of any person on behalf of Acquiror in such manner as to give rise to any valid claim by any person against the Company or any Significant Subsidiary for a finder's fee, brokerage commission, or similar payment.

     SECTION 3.6 Voting Requirements. No vote of any class or series of Acquiror capital stock is necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement.

                                   ARTICLE 4

                             ADDITIONAL AGREEMENTS

     SECTION 4.1 Preparation of Proxy Statement; Information Supplied.

          sec. 4.1.1 Proxy Statement. As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable.

          sec. 4.1.2 Company Information. The Company agrees that none of the information supplied or to be supplied by the Company specifically for inclusion in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respect with the requirements of the Exchange Act and the rules and regulations thereunder.

          sec. 4.1.3 Acquiror Information. Acquiror agrees that none of the information supplied or to be supplied by Acquiror specifically for inclusion in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.2 Meeting of Stockholders. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene a meeting of its stockholders (the "Stockholders Meeting") to consider and vote upon the approval of this Agreement and the Merger. Subject to Section 4.7 hereof, the Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Merger. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 4.7, its obligations pursuant to the first sentence of this Section 4.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 4.6) or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. The Company will use its reasonable best efforts to hold the Stockholders Meeting as soon as practicable after the date hereof.

     SECTION 4.3 Access to Information; Confidentiality. Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and to the officers, employees, accountants, auditors, actuaries, counsel, financial advisors and other representatives of the Company, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records. During such period, the Company will, and will cause its Significant Subsidiaries to, make a reasonable amount of office space (including standard office equipment) at its offices in Lincolnshire, Illinois and Kokomo, Indiana, available to such agents, employees, advisers and other representatives of Acquiror as Acquiror shall designate. During such period, the Company shall furnish promptly to Acquiror, upon request, a copy of (i) each SAP Annual Statement and SAP Quarterly Statement filed by its Subsidiaries (including any separate account) during such period pursuant to the requirements of any applicable law, (ii) each SEC Document filed by it (including any separate account) during such period, and
(iii) all correspondence or written communication with A.M. Best and Company, Standard & Poor's Corporation, Moody's Investor Services, Inc., and with any Governmental Entity or insurance regulatory authorities which relates to the transactions contemplated hereby or which is otherwise material to the financial condition or operations of the Company and its Subsidiaries taken as a whole. During such period, the Company shall furnish to Acquiror such other financial, operating and other data as may be reasonably requested by Acquiror in order to perform its investigation regarding the representations and warranties made by the other party pursuant to this Agreement. Except as required by law, each of the Company and Acquiror will hold, and will cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from the other party in confidence to the extent required by, and in accordance with, the provisions of the letter dated July 22, 1996 between Acquiror and the Company (the "Confidentiality Agreement") (in the case of the Company as though it were the party receiving information thereunder).

     SECTION 4.4 Reasonable Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

     SECTION 4.5 Public Announcements. Acquiror and the Company will consult with each other before issuing, and shall provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement or the transactions contemplated hereby, except to the extent disclosure prior to such consultation, review and comment may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange. The parties shall also consult with each other before engaging in any communications with A.M. Best and Company with respect to this Agreement or the transactions contemplated hereby.

     SECTION 4.6 Acquisition Proposals. The Company shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 4.6 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal after the date hereof if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with and based upon the advice of outside counsel, concludes in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law and (B) the Company (x) provides reasonable notice to Acquiror to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement substantially similar to the Confidentiality Agreement, except that such confidentiality agreement need not prohibit such person or entity from making an unsolicited Acquisition Proposal to the Board of Directors of the Company. Notwithstanding anything in this Agreement to the contrary, the Company shall promptly advise Acquiror orally and in writing of the receipt by it (or by any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or entity making any such Acquisition Proposal or inquiry, provided that the Company shall have no obligation to disclose the identity of such person or entity if such disclosure would violate the terms of any agreement outstanding on the date hereof with such person or entity, or the Board of Directors, after consultation with and based upon the advice of outside counsel, concludes in good faith that such disclosure would violate its fiduciary duties or would be otherwise inconsistent with applicable law. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any Significant Subsidiary, or any purchase (including without limitation by way of any reinsurance transaction) of all or any significant portion of the assets of the Company or any Significant Subsidiary, or any other business combination (including without limitation the acquisition of an equity interest therein) involving the Company or any Significant Subsidiary, other than the transactions contemplated hereby.

     SECTION 4.7 Fiduciary Duties. The Board of Directors of the Company shall not (i) withdraw or modify the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal, unless the Company receives an Acquisition Proposal and the Board of Directors of the Company concludes in good faith, after consultation with and based upon the advice of outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal. Nothing contained in this Section 4.7 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith judgment of the Board of Directors of the Company based on advice of outside counsel, is required under applicable law; provided that the Company does not withdraw or modify its position with respect to the Merger or approve, recommend or otherwise support an Acquisition Proposal, except under the circumstances described in the immediately preceding sentence. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 4.7 shall not constitute a breach of this Agreement by the Company.

     SECTION 4.8 Filings; Other Action. As promptly as practicable, (i) the Company and Acquiror shall make all filings and submissions under the HSR Act,
(ii) Acquiror shall make all filings required by the insurance regulatory authorities in Illinois and in Indiana and deliver notices and consents to jurisdiction to such state insurance departments, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby, and (iii) the Company and Acquiror shall cooperate in all reasonable respects with each other in (A) determining if other filings are required to be made prior to the Effective Time with, or if other material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations. In connection with the foregoing, the Company will provide Acquiror, and Acquiror will provide the Company, with copies of correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Each of Acquiror and the Company acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers or similar third party actions which are material to the consummation of the transactions contemplated hereby, and each of Acquiror and the Company agree to take such action as is reasonably necessary to complete such notifications and obtain such clearances, approvals, waivers or third party actions.

     SECTION 4.9 Indemnification. (i) From and after the Effective Time, Acquiror and the Company agree that the Surviving Corporation will indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or such Subsidiary would have been permitted under applicable law and the Certificate of Incorporation or By-Laws of the Company or such Subsidiary in effect on the date hereof to indemnify such person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Acquiror agrees that all rights to indemnification and exculpation existing in favor of the Indemnified Parties under the indemnification agreements currently in place between the Company and any such Indemnified Party and identified in
Section 4.9 of the Disclosure Schedule shall survive and continue in full force and effect after the Effective Time.

     (ii) Any Indemnified Party wishing to claim indemnification under Section 4.9(i) or (ii), upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense, or counsel for the Indemnified Parties advises that there are substantial issues which raise conflicts of interest under applicable legal codes of ethics between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain one firm of counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received.

The Surviving Corporation shall not be liable for any settlement of such action effected without its prior written consent, which shall not be unreasonably withheld.

     (iii) For a period of three years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the Company's current policies of directors' and officers' liability insurance, the premiums on which insurance have been paid in full by the Company, (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in all material respects to the Indemnified Parties) with respect to claims arising from facts or events which occurred before the Effective Time.

     (iv) The provisions of this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of the Surviving Corporation.

     SECTION 4.10 Employee Benefits.

          sec. 4.10.1 Severance. During the 12-month period commencing on the Effective Time, the Surviving Corporation shall provide coverage to individuals employed by the Company or a Significant Subsidiary at the Effective Time in accordance with the terms of the Company's Severance Pay Policy (including outplacement services consistent with the Company's current practices) disclosed in Section 4.10.1 of the Disclosure Schedule as in effect on the date hereof.

          sec. 4.10.2 Retiree Life and Health Plan. The Surviving Corporation shall provide retiree life and health benefits to those employees (and to their eligible dependents) of the Company or a Significant Subsidiary named in Section 4.10.2 of the Disclosure Schedule who, upon their retirement before, at or after the Effective Time are or would be entitled to benefits in accordance with the terms of the Company's retiree life and health benefits program included in the Washington National Group Insurance Plan as in effect on the date hereof, subject to the right of the Surviving Corporation to make reasonable adjustments to the retiree health benefits, including, but not limited to, amounts of deductible, extent of retirees' obligations to pay premiums, introduction of managed care options or other adjustments permitted by law or regulation.

          sec. 4.10.3 Directors' Retirement Income Plan. The Company intends to terminate the Directors' Retirement Income Plan prior to the Effective Time. If, however, prior to the Effective Time, the Company has not terminated and provided for the funding of benefits under the Directors' Retirement Income Plan, from and after the Effective Time, the Surviving Corporation will honor, in accordance with its terms, the Company's Directors' Retirement Income Plan, revised as set forth in Section 4.10.3 of the Disclosure Schedule, and shall pay all benefits that become due under such Plan to any participant therein or to the beneficiary of a deceased participant, provided nothing herein shall limit the Surviving Corporation's right after the Effective Time to terminate such plan and provide for the funding of benefits thereunder.

          sec. 4.10.4 Transition Plan. The parties agree with respect to employee and employee benefit matters that, between the date of this Agreement and the Effective Time, (i) except as otherwise provided in Sections 1.11 and 5.5 of this Agreement, the Company shall not, and shall not permit its Subsidiaries to, enter into, or modify the terms of any employment agreement, severance agreement or similar agreement or any Benefit Plan, or make any bonus payment, without the prior written consent of Acquiror; and (ii) the Company shall in its reasonable judgment and after consulting with Acquiror continue to make all decisions with respect to employees, including hiring and firing decisions, in the ordinary course of business, consistent with past practice.

     SECTION 4.11 Office Property. Notwithstanding anything in this Agreement to the contrary, the parties agree that the Company shall have the right but not the obligation to enter into a contract providing for the lease or sublease of office property by the Company on commercially reasonable terms beginning October 1, 1997 for a term not to exceed one year, provided, however, that no such lease or sublease shall be entered into without Acquiror's consent, which consent shall not be unreasonably withheld.

     SECTION 4.12 Letter of the Company's Accountants. The Company shall use commercially reasonable efforts to cause to be delivered to Acquiror a letter of Ernst & Young LLP, the Company's independent public accountants, dated a date within two business days before the Closing Date, addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with similar transactions.

     SECTION 4.13 Litigation. The Company shall give Acquiror the opportunity to participate in the defense or settlement of any pending litigation disclosed in the Filed SEC Documents or any litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Acquiror's consent, which consent shall not be unreasonably withheld.

     SECTION 4.14 Failure to Close. If this Agreement is terminated for any reason (other than a termination pursuant to Section 7.1(d)), for two years after the date of this Agreement, Acquiror will not, and will cause its subsidiaries not to, solicit for employment any management employee or member of the sales force of the Company or its Subsidiaries, it being understood that the term "solicit" for this purpose shall not include advertising or other broad-based recruiting methods or solicitation by an employee search firm so long as such search firm is not encouraged or directed by Acquiror or its subsidiaries to solicit such employees of the Company or its Subsidiaries.

                                   ARTICLE 5

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

     SECTION 5.1 Conduct of Business by the Company. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, keep in full force and effect their insurance licenses, permits and franchises, keep available the services of their current key officers, employees, agents, and field representatives, and preserve the goodwill of regulators, policyholders or those engaged in material business relationships with them. In addition, the Company agrees to allow representatives of Acquiror to have access to the management and other personnel of the Company and its Subsidiaries so that Acquiror can be fully informed at all times as to significant executive, legal, financial, investment, marketing and other operational matters involving the Company, its Subsidiaries and their businesses. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of the Subsidiaries to, without the prior consent of
Acquiror:

          (i) adopt or propose any change to its Certificate of Incorporation or By-Laws;

          (ii) (x) declare, set aside or pay any dividends on, or make any other distributions with respect to, any of the Company's or its Subsidiaries' outstanding capital stock, other than regular quarterly cash dividends by the Company and such Subsidiaries, and, in the case of the Company's regular quarterly cash dividends not in excess of $.27 per Common Share so long as the Common Shares remain outstanding, in accordance with usual record and payment dates and in accordance with the Company's present dividend policy, (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests of the Company other than the Employee Options and Restricted Stock to be purchased as contemplated by Section 1.11 above;

          (iii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than upon the exercise of Employee Options outstanding on the date of this Agreement or the issuance of shares under the Company's dividend reinvestment plan or issue or make any awards under any phantom stock plan;

          (iv) acquire, form or commence the operations of any business or any corporation, partnership, joint venture, association or other business organization or division or block of in-force business thereof;

          (v) take any action that, if taken prior to the date of this Agreement, would have been required to be disclosed in Section 2.6 of the Disclosure Schedule or that would otherwise cause any of the representations and warranties contained in Article 2 not to be true and correct in all material respects;

          (vi) sell, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets that are material to the Company and the Significant Subsidiaries taken as a whole, except for the sale of investments in the ordinary course of business consistent with past practice;

          (vii) (x) except for the dollar amount required to cancel and cash out the Employee Options and the Restricted Stock as contemplated by Section
     1.11 above, incur any indebtedness for borrowed money (other than short-term indebtedness for general corporate purposes not to exceed $5,000,000 at any time) or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned Subsidiary of the Company or (y) make any loans or advances to any other person, other than to the Company, or to any direct or indirect wholly-owned Subsidiary of the Company and other than routine advances in the ordinary course of business to employees or agents, or policyholder loans;

          (viii) make any tax election or settle or compromise any income tax liability that would reasonably be expected to be material to the Company and the Significant Subsidiaries taken as a whole;

          (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

          (x) except in the ordinary course of business, modify, amend or terminate, or waive, release or assign any material rights or claims under or enter into or obtain any material agreement, permit, concession, franchise, license or similar instrument to which the Company or any Significant Subsidiary is a party, other than those contracts, agreements or licenses modified, amended or terminated in accordance with the terms of the Reinsurance Agreement between WNIC and Trustmark;

          (xi) invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of its assets and properties, and any cash funds currently held by it, in any investments other than cash equivalent assets or in short-term investments (consisting of United States government issued or guaranteed securities, or commercial paper rated A-1 or P-1), except (i) as otherwise required by law, (ii) as required to provide cash (in the ordinary course of business and consistent with past practice) to meet its actual or anticipated obligations or (iii) publicly-traded corporate bonds that are rated investment grade by at least two nationally recognized statistical rating organizations;

          (xii) except as may be required by law,

             (i) make any representation or promise, oral or written, to any employee or former director, officer or employee of the Company or any Subsidiary which is inconsistent with the terms of any Benefit Plan;

             (ii) make any change to, or amend in any way, the contracts, salaries, wages, or other compensation of any employee or any agent or consultant of the Company or any Subsidiary other than (a) changes or amendments that are required under existing contracts, (b) changes after January 1, 1998 with respect to employees whose current annual salary is less than $50,000 that are made in the ordinary course of business and consistent with past practice and that do not exceed 5% for any such employee, or (c) changes with respect to agents or consultants that are made in the ordinary course of business and consistent with past practice; or

             (iii) adopt, enter into, amend, alter or terminate, partially or completely, any Benefit Plan or any election made pursuant to the provisions of any Benefit Plan, to accelerate any payments, obligations or vesting schedules under any Benefit Plan;

          (xiii) fail to pay any Taxes or file any Tax Return on a timely basis or fail to make any estimated payment of Taxes on a timely basis;

          (xiv) lease or purchase any property, except for such leases or purchases of property that do not in the aggregate exceed $50,000, or enter into any transitional services agreement; or

          (xv) authorize any of, or commit or agree to take any of the foregoing actions.

     SECTION 5.2 Management of the Company and Significant Subsidiaries. The Company shall, from the date of this Agreement through the Effective Time, cause its management and that of the Significant Subsidiaries to consult on a regular basis and in good faith with the employees and representatives of Acquiror concerning the management of the Company and its Significant Subsidiaries' businesses, including without limitation the policies and practices of the Company and its Significant Subsidiaries with respect to (i) the ceding or assumption of reinsurance or coinsurance or the termination or modification of existing reinsurance or coinsurance agreements, (ii) significant underwriting, actuarial, tax, accounting, legal and investment issues (including matters related to tax audits or the establishment, review and modification of insurance and other reserves), (iii) significant matters relating to the conditions, forms and pricing of new kinds of insurance policies and annuity contracts and (iv) significant matters relating to the agency force, product distribution, commissions and similar matters.

     SECTION 5.3 Conduct of Business of Merger Sub. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature.

     SECTION 5.4 Other Actions. The Company and Acquiror shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions of the Merger set forth in Article VI not being satisfied.

     SECTION 5.5 Employee Benefit Payments. During the period from the date of this Agreement to the Closing Date, the Company, by action and at the discretion of its Compensation Committee, shall have the right but not the obligation to make the following payments and allocations with respect to all individuals employed by the Company or any of its Subsidiaries on or after July 1, 1996, including the employees identified on Section 5.5 of the Disclosure Schedule whose employment with the Company or any of its Subsidiaries terminated with the Company's approval prior to the date of this Agreement and any employee whose employment may be terminated by the Company with the consent of the Acquiror prior to the Closing Date (collectively, the "Eligible Employees"):

          (i) The Company's profit sharing contribution to the Washington National Corporation Profit Sharing Plan for calendar year 1997, in the amount of 5% of compensation as defined in the Plan (which Plan shall be amended prior to the Closing Date to permit contributions to be made on behalf of any Eligible Employee who is not a current employee of the Company or any of its Subsidiaries), may, in the discretion of the Compensation Committee and to the extent permitted by such Plan, be allocated to the accounts maintained under such Plan for the Eligible Employees on the earlier of the Closing Date and March 15, 1998.

          (ii) Each Eligible Employee may be paid lump sum payments under the Washington National Corporation Annual Pay At Risk Plan for the periods that such Eligible Employee was employed by the Company or any of its Subsidiaries in calendar year 1997 and calendar year 1998, (i) with such payments for calendar year 1997 to be made on the earlier of the Closing Date and March 15, 1998 in an aggregate amount not in excess of $310,000 per month for the entire 1997 calendar year, regardless of the Closing Date, and (ii) with such payments for calendar year 1998 to be made on the Closing Date in an aggregate amount not in excess of $240,000 per month, including a prorated amount based upon the number of days elapsed in the month in which the Closing Date occurs.

          (iii) Each Eligible Employee may be paid lump sum payments under the Washington National Corporation Long Term Pay At Risk Plan for the 1995-1997, 1996-1998 and 1997-1999 performance periods, for the period that such Eligible Employee was employed by the Company or any of its Subsidiaries during the 1995-1997 performance period, the 1996-1998 performance period and/or the 1997-1999 performance period, as applicable
     (i) with such payments for the 1995-1997 performance period to be made on the earlier of the Closing Date and March 15, 1998 in an aggregate amount not in excess of $445,000 for the period through December 31, 1996 and $19,000 per month for each month in 1997, including a prorated amount based upon the number of days elapsed in the month in which the Closing Date occurs (if the Closing Date occurs in 1997), (ii) with such payments for the 1996-1998 performance period to be made on the Closing Date in an aggregate amount not in excess of $235,000 for the period through December 31, 1996 and $19,500 per month for each month in 1997 and 1998, including a prorated amount based upon the number of days elapsed in the month in which the Closing Date occurs, and (iii) with such payments for the 1997-1999 performance period to be made on the Closing Date in an aggregate amount not in excess of $19,000 per month for each month in the period, including a prorated amount based upon the number of days elapsed in the month in which the Closing Date occurs.

          (iv) The Company shall make all required contributions under the terms of the Washington National Employee Savings Plan and the Washington National Pension Plan Plus (which Plans shall be amended prior to the Closing Date to permit contributions to be made on behalf of any Eligible Employee who is not a current employee of the Company or any of its Subsidiaries and to permit contributions to be made on a date other than the end of the calendar quarter in the event the Closing Date falls on such date) for the period commencing on the date hereof and ending on the Closing Date, with contributions to be made on the Closing Date.

          (v) The Company shall continue to credit participants under the terms of the Washington National Corporation Supplemental Executive Retirement Plan ("SERP") (which shall be amended prior to the Closing Date to permit credits to be determined on the earlier to occur of the Closing Date and the participant's date of termination of employment) with respect to all compensation (excluding severance, change of control or similar benefits) earned by such participants through the Closing Date or their earlier date of termination of employment. The Company shall terminate the SERP immediately prior to the Effective Time.

          (vi) Each Eligible Employee who held any shares of Restricted Stock as of July 1, 1996 and whose Restricted Stock has been forfeited as of the date of this Agreement, may be paid a lump sum payment in consideration for such forfeited Restricted Stock in an amount in cash equal to 125% of the Merger Consideration less applicable withholding taxes, with such payments to be made on the earlier of the Closing Date and March 15, 1998, provided that such payments shall not in the aggregate exceed $322,109.

          (vii) In lieu of granting stock options to certain Eligible Employees and the directors of the Company in 1997, the Company may, by action and at the discretion of its Compensation Committee, pay a bonus to such persons in an aggregate amount not in excess of $565,950 representing the difference between the Merger Consideration and the price of the Common Shares on March 14, 1997 (the designated stock option grant date in 1997).

     SECTION 5.6 United Way Contribution. Prior to the Effective Time, the Company shall make a corporate contribution to the United Way in an amount not greater than $50,000. In addition, the Company shall, in connection with its employee matching contribution program, make a corporate matching contribution in the same manner and in accordance with the same procedures followed during the 1995 United Way campaign to United Way in an amount not to exceed $150,000.

     SECTION 5.7 Further Assurances. The Company and Acquiror, at the reasonable request of the other, will execute and deliver, or cause to be executed and delivered, such other instruments and do and perform, or cause to be done and performed, such other acts and things as may be necessary or desirable to effect the consummation of the transactions contemplated hereby.

                                   ARTICLE 6

                              CONDITIONS PRECEDENT

     SECTION 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          sec. 6.1.1 Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by an affirmative vote of the holders of the requisite number of shares present, in person or by proxy, and entitled to vote on the Merger at the Stockholders Meeting.

          sec. 6.1.2 Governmental and Regulatory Consents. All required consents, approvals, permits and authorizations to the consummation of the transactions contemplated hereby by the Company, Acquiror and Merger Sub shall be obtained, in each case without any condition that could reasonably be expected to have a Material Adverse Effect, from (i) the insurance regulators in the jurisdictions set forth in Section 2.4 of the Disclosure Schedule, and (ii) any other Governmental Entity whose consent, approval, permission or authorization is required by reason of a change in law after the date of this Agreement, unless the failures to obtain such consent, approval, permission or authorization would not reasonably be expected to have a Material Adverse Effect nor materially and adversely affect the validity or enforceability of this Agreement. Notwithstanding anything to the contrary in this Agreement, the parties agree that no consent or approval of any proposed dividend payable by the Company or any of its Significant Subsidiaries shall be required as a condition to Acquiror's obligation to effect the Merger.

          sec. 6.1.3 HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.

          sec. 6.1.4 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall use its reasonable best efforts to have any such order or injunction vacated.

     SECTION 6.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to effect the Merger are further subject to the following conditions:

          sec. 6.2.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (but as to any representation qualified as to materiality disregarding for this purpose such materiality qualification) on the date hereof and (except to the extent specifically given as of an earlier date) on and as of the Closing Date as though made on the Closing Date, and the Company shall have delivered to Acquiror and Merger Sub a certificate dated as of the Closing Date signed by an executive officer to the effect set forth in this Section 6.2.1.

          sec. 6.2.2 Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have delivered to Acquiror and Merger Sub a certificate dated as of the Closing Date signed by an executive officer to the effect set forth in this Section 6.2.2.

     SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          sec. 6.3.1 Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct in all material respects (but as to any representation qualified as to materiality disregarding for this purpose such materiality qualification) on the date hereof and (except to the extent specifically given as of an earlier date) on and as of the Closing Date as though made on the Closing Date, and Acquiror and Merger Sub shall have delivered to the Company a certificate dated as of the Closing Date, signed by an executive officer and to the effect set forth in this Section 6.3.1.

          sec. 6.3.2 Performance of Obligations of Acquiror and Merger
     Sub. Acquiror and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror and Merger Sub shall have delivered to the Company a certificate dated as of the Closing Date, signed by an executive officer and to the effect set forth in this Section 6.3.2.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the
Company:

          (a) by mutual written consent of Acquiror and the Company; or

          (b) by either Acquiror or the Company:

             (i) if, upon a vote at a duly held Stockholders Meeting, this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders Meeting;

             (ii) if the Merger shall not have been consummated on or before January 31, 1998 (subject to the right of the Company or Acquiror to extend such date by not more than 60 days if such party believes in good faith that all conditions to Closing can be satisfied within such 60-day period); provided, that either party may terminate this Agreement on or after such earlier date on which it can be reasonably determined that it will be impossible to consummate the Merger by January 31, 1998 (or by such later date to which it has been extended); and provided, further, that the party seeking to terminate this Agreement pursuant to this
        Section 7.1(b)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed in a material way to the failure to consummate the Merger by January 31, 1998;

             (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

             (iv) if the Board of Directors of the Company shall have exercised any of its rights set forth in Section 4.7 of this Agreement; or

          (c) by the Company upon a material breach of any representation or warranty of Acquiror or Merger Sub or Acquiror or Merger Sub fails to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of Acquiror or Merger Sub shall be or become untrue in any material respect, in either case such that the conditions set forth in Sections 6.3.1 and 6.3.2 would be incapable of being satisfied by January 31, 1998 (or by such later date to which it has been extended pursuant to Section 7.1(b)(ii)), provided that a willful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date; or

          (d) by Acquiror, upon a material breach of any representation, or warranty of the Company or the Company fails to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of the Company shall be or become untrue in any material respect, in either case such that the conditions set forth in Sections
     6.2.1 and 6.2.2 would be incapable of being satisfied by January 31, 1998 (or as otherwise extended pursuant to Section 7.1(b)(ii), provided that a willful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date.

     SECTION 7.2 Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 7.1, except as provided below in Section 7.2(b), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquiror or the Company, other than the last sentence of Section 4.3 and Sections 7.2 and
10.2. Nothing contained in this Section shall relieve any party from any liability resulting from any material breach of the representations, warranties, covenants or agreements set forth in this Agreement.

     (b) In the event of termination of this Agreement by either the Company or Acquiror pursuant to Section 7.1(b)(iv), the Company shall pay Acquiror $10,000,000 in cash, as liquidated damages and not as a penalty, immediately upon such termination, in same-day funds, provided that Acquiror shall not be in material breach of its obligations under this Agreement (the "Termination Payment"). Moreover, the Company shall pay the Termination Payment if all of the following shall occur: (i) this Agreement is terminated pursuant to Section 7.1(b)(i), and (ii) the Company, within fifteen (15) months from the date of this Agreement, enters into a written agreement or arrangement to effect an Acquisition Proposal with a party other than Acquiror or any of its subsidiaries, which Acquisition Proposal provides consideration with an economic value equal to or greater than the consideration that would have been received in the Merger had it been consummated on the date on which the Agreement was terminated, and (iii) the stockholders of the Company approve such Acquisition Proposal or the transaction which is the subject of such Acquisition Proposal is consummated. The Termination Payment contemplated by the prior sentence shall be paid on the earlier of (x) the consummation of such Acquisition Proposal or (y) within sixty (60) days after the meeting at which the stockholders of the Company approve such Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, the Termination Payment, if payable, shall be paid only once and shall be Acquiror's sole and exclusive remedy hereunder for the termination of the Agreement under the circumstances in which the Termination Payment is paid (regardless of any breach of this Agreement), and upon such delivery of the Termination Payment to Acquiror, no person shall have any further claim or rights against the Company under this Agreement.

     SECTION 7.3 Amendment. Subject to the applicable provisions of the Delaware Code, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which reduces the amount of the Merger Consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to
Section 7.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require in the case of Acquiror or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE 8

                             SURVIVAL OF PROVISIONS

     SECTION 8.1 Survival. The representations and warranties respectively made by the Company, Acquiror and Merger Sub in this Agreement, or in any certificate, respectively, delivered by the Company, Acquiror or Merger Sub pursuant to Section 6.2 or Section 6.3 hereof will terminate upon the Closing and be of no further force or effect.

                                   ARTICLE 9

                                    NOTICES

     SECTION 9.1 Notices. Any notice or communication given pursuant to this Agreement must be in writing and will be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), or, if transmitted by facsimile, or if delivered by courier, as follows:

          If to the Company, to:

           Washington National Corporation
           300 Tower Parkway
           Lincolnshire, Illinois 60069-3665
           Attention: Craig R. Edwards, Esq.
           Telephone: (847) 793-3273
           Telecopy:  (847) 793-3511

          with a copy to:

           Schiff Hardin & Waite
           7200 Sears Tower
           Chicago, Illinois 60606
           Attention: Stuart L. Goodman, Esq.
           Telephone: (312) 258-5711
           Telecopy:  (312) 258-5600

          If to Acquiror, to:

           Conseco, Inc.
           11825 N. Pennsylvania Street
           Carmel, Indiana 46032
           Attention: John J. Sabl, Executive
                     Vice President and General Counsel
           Telephone: (317) 817-6163
           Telecopy:  (317) 817-6327

All notices and other communications required or permitted under this agreement that are addressed as provided in this Section 9.1 will, whether sent by mail, facsimile, or courier, be deemed given upon the first Business Day after actual delivery to the party to whom such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by facsimile confirmation). Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof. For purposes of this Section 9.1, "Business Day" shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in Chicago, Illinois are authorized or obligated to close under the laws of Illinois.

                                   ARTICLE 10

                                 MISCELLANEOUS

     SECTION 10.1 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior communications, agreements, understandings, representations, and warranties whether oral or written between the parties hereto. There are no oral or written agreements, understandings, representations, or warranties between the parties hereto with respect to the subject hereof other than those set forth in this Agreement and the Confidentiality Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall control.

     SECTION 10.2 Expenses. The Company and Acquiror each will pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby except that (i) the filing fee in respect of the notification and report under the HSR Act and (ii) the expenses incurred in connection with the printing, mailing and distribution of the Proxy Statement shall be borne equally by the Company and Acquiror.

     SECTION 10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 10.4 No Third Party Beneficiary. Except as otherwise specifically provided in Section 4.9, this Agreement is not intended and may not be construed to create any rights in any parties other than the Company and Acquiror and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

     SECTION 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State.

     SECTION 10.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, such consent not to be unreasonably withheld and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

     SECTION 10.7 Headings, Gender, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) all references to "dollars" or "$" refer to currency of the United States of America; (f) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, or other entity, enterprise, authority or business organization; and (g) the term "or" is disjunctive but not necessarily exclusive.

     SECTION 10.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Company or Acquiror under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Company, Merger Sub and Acquiror effective as of the date first written above.

                                          CONSECO, INC.

                                          By: /s/ STEPHEN C. HILBERT

                                            ------------------------------------

                                          Name: Stephen C. Hilbert

                                              ----------------------------------
                                          Its: Chairman, President and Chief
                                               Executive Officer

                                            ------------------------------------

                                          GRANITE MERGER CORP.

                                          By: /s/ STEPHEN C. HILBERT

                                            ------------------------------------

                                          Name: Stephen C. Hilbert

                                              ----------------------------------
                                          Its: President

                                            ------------------------------------

                                          WASHINGTON NATIONAL CORPORATION

                                          By: /s/ ROBERT W. PATIN

                                            ------------------------------------

                                          Name: Robert W. Patin

                                              ----------------------------------
                                          Its: Chairman of the Board, President
                                               and Chief
                                            Executive Officer

                                            ------------------------------------

                                                                         ANNEX B

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C
                           MORGAN STANLEY LETTERHEAD

                                          September 20, 1997

Board of Directors
Washington National Corporation
300 Tower Parkway
Lincolnshire, IL 60069

Gentlemen and Lady:

     We understand that Washington National Corporation ("Washington National" or the "Company"), Conseco, Inc. ("Conseco") and Granite Merger Corp., a wholly owned subsidiary of Conseco ("Merger Sub") have entered into an Agreement and Plan of Merger dated as of September 20, 1997 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Conseco and each issued and outstanding share of common stock, par value $5.00 per share, of the Company (the "Company Common Stock"), other than shares held in treasury, or as to which dissenters' rights have been perfected, shall be converted into the right to receive $33.25 in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of the Company;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

          (iii) reviewed certain financial projections prepared by the management of the Company;

          (iv) discussed the past and current operations and financial conditions and the prospects of the Company with senior executives of the Company;

          (v) reviewed the reported prices and trading activity for the Company Common Stock;

          (vi) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (viii) participated in discussions and negotiations among representatives of the Company, Conseco and their financial and legal advisors;

          (ix) reviewed the Merger Agreement and certain related documents;

          (x) reviewed certain appraisal analysis as prepared by Milliman & Robertson, consultants to the Company, regarding an appraisal of certain assets of the Company; and

          (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

     We assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company; however, we have received the appraisal analysis prepared by Milliman & Robertson regarding certain of the Company's assets and have relied without independent verification upon such appraisal for purposes of this opinion. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for the Company and Conseco and its affiliates and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in connection with the Merger. In addition, we express no opinion or recommendation as to how the holders of Company Common Stock should vote at the stockholders' meeting held in connection with the Merger.

     Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By: /s/ Gary W. Parr

    -------------------------------------------------------
    Gary W. Parr
    Managing Director

/X/  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.                            3092


        This proxy when properly executed will be voted in the manner directed herein. If no direction is made, the proxy will be voted FOR Proposals 1 and 2.

                                                                         FOR        AGAINST       ABSTAIN
 1. Adoption of the Merger Agreement (see reverse)                       /  /        /  /          /  /

 2. Approval of the adjournment of the Special Meeting to permit         /  /        /  /         /  /
    further solicitation (see reverse)

Please check the box if you plan to attend the Special Meeting on
November 17, 1997.  Proper identification will be required.           /  /

The bearer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.


_________________________________________________
SIGNATURE                              DATE


_________________________________________________
SIGNATURE (IF JOINTLY HELD)            DATE

                       WASHINGTON NATIONAL CORPORATION
                              300 TOWER PARKWAY
                            LINCOLNSHIRE, ILLINOIS

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P
R
O       The undersigned hereby appoints R.W. Patin, F.R. Blume and E.R. Bond as
X       Proxies, each with the power to appoint his substitute, and hereby
Y authorizes them or any of them to represent and vote, as designated below, all shares of common stock of Washington National Corpo-ration held of record by the undersigned as of the close of business on October 1, 1997, at the Special Meeting of stockholders to be held on November 17, 1997 or any adjournment thereof.

        1. Adoption of the Agreement and Plan of Merger (the "Merger Agreement") by and between Washington National Corporation and Conseco, Inc. and the transactions contemplated thereby.

        2. Approval of adjournment of the Special Meeting, if necessary, to permit further solicitations of proxies in the event that there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

        You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your shares cannot be voted unless you sign and return this card. This proxy confers discretionary authority on the agents and proxies named above to vote on matters not presently known that may be presented at the Special Meeting, including proposals to adjourn or postpone the meeting.



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                                                                 SEE REVERSE
                                                                    SIDE
                                                                -------------